     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 31, 2007


                                                     REGISTRATION NO. 333-143802


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                    SPSS INC.
             (Exact Name of Registrant as Specified in Its Charter)




                    DELAWARE                                        36-2815480
        (State or Other Jurisdiction of                          (I.R.S. Employer
         Incorporation or Organization)                        Identification No.)


                             233 SOUTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 651-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                RAYMOND H. PANZA
                 EXECUTIVE VICE PRESIDENT, CORPORATE OPERATIONS,
                      CHIEF FINANCIAL OFFICER AND SECRETARY
                                    SPSS INC.
                             233 SOUTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 651-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   COPIES TO:
                             DAVID A. SCHUETTE, ESQ.
                          MAYER, BROWN, ROWE & MAW LLP
                              71 SOUTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 782-0600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================================================================================
                                                          PROPOSED      PROPOSED
                                                           MAXIMUM       MAXIMUM
                                                          OFFERING      AGGREGATE     AMOUNT OF
         TITLE OF EACH CLASS OF           AMOUNT TO BE    PRICE PER     OFFERING    REGISTRATION
       SECURITIES TO BE REGISTERED         REGISTERED      UNIT(1)        PRICE        FEE(4)
------------------------------------------------------------------------------------------------
2.50% Convertible Subordinated Notes due
  2012..................................  $150,000,000      100%      $150,000,000     $4,605
------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per
  share.................................       (2)           (2)           (2)           (3)
================================================================================================



   (1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

   (2) Includes 3,196,575 shares of common stock (and the related stock purchase rights) issuable upon conversion of the notes at an initial conversion rate of 21.3105 shares per $1,000 principal amount of notes. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend or similar event.

   (3) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.


   (4) Previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION DATED AUGUST 31, 2007

                                  $150,000,000
                                    SPSS INC.

                  2.50% CONVERTIBLE SUBORDINATED NOTES DUE 2012
                           AND SHARES OF COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE NOTES


This prospectus relates to:

     - $150,000,000 aggregate principal amount of our 2.50% Convertible Subordinated Notes due 2012; and

     - the shares of our common stock, $0.01 par value issuable upon conversion of the notes (3,196,575 shares based on the initial conversion rate).

     We originally issued the notes on March 19, 2007 in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). The notes and the common stock that are offered for resale by this prospectus are offered for the accounts of their current holders, who we refer to as the selling holders. The selling holders may sell the notes and the common stock issuable upon conversion of the notes directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The notes and the common stock may be sold in one or more transactions at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices, varying prices determined at the time of sale or negotiated prices. We will not receive any of the proceeds from the sale of the notes or the common stock by the selling holders.


     The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq Global Market under the symbol "SPSS." The last reported price of our common stock on August 30, 2007 was $40.92 per share.


     INVESTING IN THE NOTES AND OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is September   , 2007

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...............     1
SUMMARY.................................................................     2
RISK FACTORS............................................................     5
USE OF PROCEEDS.........................................................    13
RATIO OF EARNINGS TO FIXED CHARGES......................................    13
SELLING HOLDERS.........................................................    14
DESCRIPTION OF NOTES....................................................    21
DESCRIPTION OF COMMON STOCK.............................................    41
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.................    45
PLAN OF DISTRIBUTION....................................................    53
LEGAL MATTERS...........................................................    55
EXPERTS.................................................................    55
WHERE YOU CAN FIND MORE INFORMATION.....................................    55
INCORPORATION BY REFERENCE..............................................    56

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated herein by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we intend that such forward-looking statements be subject to the safe harbors created thereby. For this purpose, any statements contained in this prospectus or documents incorporated herein by reference, except for historical information, may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate," or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our businesses, or other characterizations of future events or circumstances are forward-looking statements.

     The forward-looking statements included herein are based on current expectations of our management based on available information and involve a number of risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond our control. As such, our actual results may differ significantly from those expressed in any forward-looking statements. We describe some of the risks, uncertainties and assumptions that could affect our business in the section titled "Risk Factors."

     Readers should carefully review these risks, as well as the additional risks described in other documents we file from time to time with the Securities and Exchange Commission (the "Commission"). In light of the significant risks and uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by us or any other person that such results will be achieved, and readers are cautioned not to place undue reliance on such forward-looking information. We undertake no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                     SUMMARY

     This summary represents highlights of information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and notes to those financial statements, which are incorporated by reference, and other information appearing elsewhere or incorporated by reference in this prospectus. References in this prospectus to "SPSS", "Company", "we", "us", and "our" refer to SPSS Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

                                   THE COMPANY

     We are a global provider of predictive analytics technology and services. Our offerings connect data to effective action by enabling decision makers to draw reliable conclusions about current conditions and future events. Predictive analytics leverages an organization's business knowledge by applying sophisticated analytic techniques to enterprise data. The insights gained through the use of these techniques can lead to improved business processes that increase revenues, reduce costs and prevent fraudulent activities.

     Many organizations focus on developing and retaining relationships with people, particularly in their roles as customers, employees, patients, students or citizens. To accomplish these goals, such organizations collect and analyze data related to people's actions, attributes and attitudes. Since our inception, we have specialized in the analysis of such information about people, developing technology and services that incorporate decades of related "best practice" predictive analytic processes and techniques.

     We provide two classes of software and service offerings to two distinct audiences. For analysts proficient in the use of data analytic methods, we offer statistical, data mining and business intelligence software tools to examine and predict from a broad range of enterprise data. For business people acquainted with, but not proficient in, data analysis techniques, we deliver predictive deployment solutions that embed the power of predictive analytics directly into particular business processes, thereby enabling the widespread use of the power of prediction and an increased return on investments in information technology.

     We sell our short sales cycle offerings through telesales and our long sales cycle offerings through field sales organizations configured geographically and by vertical industries. Our primary targeted vertical industries include the insurance industry, the financial services industry, the market research industry and the public sector.

                              CORPORATE INFORMATION

     Our corporate headquarters are located at 233 South Wacker Drive, Chicago, Illinois 60606, and our telephone number is 312-651-3000. Our website address is www.spss.com. Our website and the information contained in or connected to our website are not part of this prospectus.

                            SUMMARY OF THE SECURITIES

Maturity Date............  March 15, 2012.

Interest and Payment
Dates....................  2.50% per year, payable semiannually in arrears in cash on March 15 and September 15 of each year, beginning September 15, 2007.

Conversion Rights........  Holders may convert their notes prior to the close of business on the business day before the final maturity date based on the applicable conversion rate only under the following circumstances:

                           - during any calendar quarter beginning after June
                             30, 2007 (and only during such calendar quarter), if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of immediately preceding calendar quarter is more than 120% the conversion price per share, which is $1,000 divided by the then applicable conversion rate;

                           - during any five business day period after any five
                             consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the conversion rate per $1,000 principal amount of notes;

                           - if specified distributions to holders of our common
                             stock occur;

                           - if a fundamental change occurs; or

                           - during the period beginning on February 15, 2012
                             and ending on the close of business on the business day immediately preceding the maturity date.

                           The initial conversion rate is 21.3105 shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $46.93 per share of common stock.

                           Unless we have made a physical settlement election, upon conversion of each $1,000 principal amount of notes, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (i) $1,000, or (ii) the conversion value, determined in the manner set forth in this prospectus. If the conversion value exceeds $1,000 on the conversion date, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the remaining common stock deliverable upon conversion. In no event will the aggregate number of remaining shares of common stock to be issued upon conversion of any note exceed the aggregate share cap of 26.3 shares per $1,000 principal amount of notes, subject to adjustment. See "Description of Notes -- Conversion Rights."

                           At any time prior to maturity, we may make an irrevocable election to provide upon conversion, in lieu of providing cash and shares, shares of our common stock equal to the conversion rate for each $1,000 principal amount of notes converted. Prior to making a physical settlement election, we may also irrevocably waive our ability to make a physical settlement election in the future with respect to the notes. See "Description of Notes -- Conversion
                           Rights -- Irrevocable Election to Physically Settle."

Purchase at Holders'
Option Upon Fundamental
Change...................  If a fundamental change occurs, holders will have the right to require us to repurchase for cash all or any portion of their notes.

                           The fundamental change purchase price will be 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. See "Description of Notes -- Purchase at Holders' Option Upon Fundamental Change."

Make Whole Premium Upon
Fundamental Change.......  If a fundamental change as described under
                           "Description of Notes -- Purchase at Holders' Option Upon Fundamental Change" occurs, we will pay, to the extent described in this prospectus, a make whole premium on notes converted in connection with a fundamental change by increasing the conversion rate applicable to the notes for a period of time.

                           The amount of the increase in the applicable conversion rate, if any, will be based on our common stock price and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and fundamental change effective dates are set forth under "Description of Notes -- Make Whole Premium Upon Fundamental Change."

Ranking..................  The notes are our direct, unsecured, subordinated obligations and will rank junior in right of payment to all of our existing and future senior indebtedness. The notes will be effectively junior to our subsidiaries' existing and future indebtedness and other liabilities, including trade payables.


                           As of June 30, 2007, we had $150 million of indebtedness outstanding, none of which was senior indebtedness, and our subsidiaries had total liabilities, including trade payables, but excluding inter-company liabilities and deferred revenue, of approximately $26.0 million.


                           The terms of the indenture under which the notes were issued do not limit our ability or the ability of our subsidiaries to incur additional debt, including senior debt.

Use of Proceeds..........  We will not receive any of the proceeds from the sale of the notes or common stock by the selling holders.

Trading..................  The notes are not listed on any securities exchange or included in any automated quotation system. The notes initially sold to qualified institutional buyers are eligible for trading in The PORTAL(SM) Market. However, the notes resold under this prospectus will no longer be eligible for trading in The PORTAL(SM) Market. An active trading market for the notes may not develop.

Nasdaq Symbol for Common
Stock....................  Our common stock is quoted on the Nasdaq Global
                           Market under the symbol "SPSS."

Risk Factors.............  See "Risk Factors" and other information included or incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

                                  RISK FACTORS

     The following are important risks which could adversely affect our future results. If any of the following risks actually occurred, our business and financial condition or the results of our operations could be materially adversely affected, the trading price of our common stock and the notes could decline, and investors could lose all or part of their investment in SPSS.

                          RISKS RELATED TO OUR BUSINESS

THE COMPANY'S FINANCIAL RESULTS AND STOCK PRICE MAY BE ADVERSELY AFFECTED BY QUARTERLY FLUCTUATIONS WHICH ARE BEYOND ITS CONTROL.

     The Company's quarterly revenue and operating results have varied in the past and may continue to do so in the future due to several factors, including:

     - The influence of third party vendors and development delays on the number and timing of product updates and new product introductions;

     - Delays in product development and introduction of new technologies;

     - Purchasing schedules of its customers;

     - Changes in foreign currency exchange rates;

     - Changes in prescribed accounting rules and practices;

     - The timing of product shipments as a result of the delivery schedules of fulfillment vendors and the timing of solution implementations;

     - Changes in product mix and solutions revenues;

     - Timing, cost and effects of acquisitions; and

     - General economic conditions.

     Because expense levels are to a large extent based on forecasts of future revenues, the Company's operating results may be adversely affected if its future revenues fall below expectations. Accordingly, SPSS believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance.

     In addition, the timing and amount of the Company's revenues may be affected by a number of factors that make estimation of operating results before the end of a quarter uncertain. A significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based primarily on revenue forecasts. The variable profit margins on modest increases in sales volume at the end of fiscal quarters are significant and, should SPSS fail to achieve these revenue increases, net income could be materially affected. Generally, if revenues do not meet the Company's expectations in any given quarter, its operating results will be adversely affected. There can be no assurance that profitability on a quarterly or annual basis can be achieved or sustained in the future.

THE ANTICIPATED BENEFITS OF THE COMPANY'S ACQUISITIONS MAY NOT MATERIALIZE, THEREBY EXPOSING THE COMPANY TO MORE EXPENSIVE AND LESS EFFICIENT OPERATIONS.

     SPSS has made a number of acquisitions, including the acquisition of businesses based outside of the United States. Part of the Company's growth strategy includes pursuing additional acquisitions. Any of these transactions could be material to its financial condition and results of operations. In addition, the process of integrating an acquired company, business or technology involves risk and may create unforeseen operating difficulties and expenditures. These areas of risk include:

     - the need to implement or remediate controls, procedures and policies at companies that, prior to the acquisition, lacked these controls, procedures and policies;

     - interruption of, or a distraction of management's attention from, the Company's business;

     - cultural challenges associated with integrating employees from the acquired company into the Company's organization; and

     - the need to integrate each company's accounting, management information, human resource and other administrative systems to permit effective management.

     Foreign acquisitions involve unique risks in addition to those mentioned above, including those related to the integration of operations across different cultures and languages, currency risks and the particular economic, political and regulatory risks associated with specific countries.

     SPSS may not be able to consummate these potential future acquisitions on terms acceptable to it, or at all. Further, the anticipated benefit of many of the Company's acquisitions may not materialize. Future acquisitions or dispositions could result in potentially dilutive issuances of the Company's equity securities, the incurrence of debt, contingent liabilities or amortization expenses, or write-offs of goodwill, any of which could harm the Company's financial condition. Any of these events could have a material adverse effect on SPSS.

IF SPSS DOES NOT RESPOND ADEQUATELY TO RAPID TECHNOLOGICAL CHANGES, ITS EARNINGS MAY BE ADVERSELY AFFECTED.

     The computer software industry is characterized by rapid technological advances, changes in customer requirements, as well as frequent enhancements to and introductions of technologies. The Company's future success will depend upon its ability to enhance its existing software and introduce new software products that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, SPSS believes it must continue to respond quickly to users' needs for greater functionality, improved usability and support for new hardware and operating systems. Any failure by SPSS to respond adequately to technological developments and customer requirements, or any significant delays in software development or introduction, could result in loss of revenues.

     In the past, SPSS has, on occasion, experienced delays in the introduction of new software and enhancements to existing technology, primarily due to difficulties with particular operating environments and problems with software provided by third parties. The extent of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. These delays have most often resulted from "bugs" encountered in working with new versions of operating systems and other third party software, and "bugs" or unexpected difficulties in existing third party software which complicate integration with the Company's software. From time to time, SPSS has discovered "bugs" in its software that are resolved through maintenance releases or through periodic updates depending upon the seriousness of the defect. There can be no assurance that SPSS will be successful in developing and marketing new software or enhancements to existing technology on a timely basis or that SPSS will not experience significant delays or defects in its software in the future, which could have a material adverse effect on the Company. In addition, there can be no assurance that new software or enhancements to existing technology developed by SPSS will achieve market acceptance or that developments by others will not render its technologies obsolete or noncompetitive.

REVENUES FROM INTERNATIONAL OPERATIONS REPRESENT A LARGE PERCENTAGE OF THE COMPANY'S NET REVENUES. CERTAIN RISKS ASSOCIATED WITH OPERATING THE COMPANY'S BUSINESS OUTSIDE OF THE UNITED STATES MAY HAVE A MATERIAL ADVERSE AFFECT ON ITS BUSINESS.

     Revenues from operations outside of the United States accounted for approximately 55% of the Company's total revenues in 2004, 56% in 2005 and 58% in 2006. SPSS expects that revenues from international operations will continue to represent a large percentage of its net revenues and that this percentage may increase, particularly as SPSS further "localizes" products by translating them into additional languages and expands its operations through acquisitions of companies outside the United States. A number of risk factors may affect the Company's international revenues, including:

     - greater difficulties in accounts receivable collection;

     - longer payment cycles;

     - exposure to currency fluctuations;

     - political and economic instability; and

     - the burdens of complying with a wide variety of foreign laws and regulatory requirements.

     SPSS also believes that it is exposed to greater levels of software piracy in certain international markets where weaker protection is afforded to intellectual property. As SPSS expands its international operations, the risks described above could increase and, in any event, could have a material adverse effect on SPSS.

THE COMPANY'S STOCK PRICE MAY EXPERIENCE VOLATILITY, THEREBY CAUSING A POTENTIAL LOSS OF VALUE TO ITS INVESTORS.

     There has been significant volatility in the market prices of securities of technology companies, including SPSS, and, in some instances, this volatility has been unrelated to the operating performance of those companies. Market fluctuations may adversely affect the price of the Company's common stock. SPSS also believes that, in addition to factors such as interest rates and economic conditions which affect stock prices generally, some, but not all, of the factors which could result in fluctuations in its stock price include:

     - announcements of new products by SPSS or its competitors;

     - quarterly variations in financial results;

     - recommendations and reports of analysts;

     - acquisitions; and

     - other factors beyond the Company's control.

SPSS RELIES ON THIRD PARTIES FOR CERTAIN SOFTWARE. THE LOSS OF THESE RELATIONSHIPS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S PRODUCTS.

     SPSS licenses software from third parties. Some of this licensed software is embedded in its products, and some is offered as add-on products. If these licenses are discontinued, or become invalid or unenforceable, there can be no assurance that SPSS will be able to develop substitutes for this software independently or to obtain alternative sources in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on SPSS.

SPSS RELIES ON THIRD PARTIES FOR SOFTWARE DISTRIBUTION. THE LOSS OF THESE RELATIONSHIPS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S OPERATING RESULTS.

     Since January 1997, SPSS has had a software distribution agreement with Banta Global Turnkey. The original agreement was amended and restated in January 2006. Pursuant to the software distribution agreement, Banta manufactures, packages and distributes a majority of the Company's software products to its domestic and international customers and various international subsidiaries. Either party may terminate the agreement for cause if the other party materially breaches its obligations. If Banta fails to perform adequately any of its obligations under the Banta agreement, the Company's operating results could be materially adversely affected.

CHANGES IN PUBLIC EXPENDITURES MAY ADVERSELY AFFECT THE COMPANY'S RESULTS OF OPERATIONS.

     A significant portion of the Company's revenues comes from licenses of its software directly to government entities both internationally and in the United States. In addition, significant amounts of the Company's revenues come from licenses to academic institutions, healthcare organizations and private businesses that contract with or are funded by government entities. Government appropriations processes are often slow and unpredictable and may be affected by factors outside the Company's control. In addition, proposals are currently being made in various countries to reduce government spending. Reductions in government expenditures and termination or renegotiation of government-funded programs or contracts could have a material adverse effect on SPSS. In addition, declines in overall levels of economic activity could also have a material adverse impact on SPSS.

SPSS MAY BE UNABLE TO CONTINUE TO COMPETE WITH COMPANIES IN ITS INDUSTRY THAT HAVE FINANCIAL OR OTHER ADVANTAGES. FAILURE TO COMPETE SUCCESSFULLY COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY'S BUSINESS.

     The Company's historical market for statistical software is both highly competitive and fragmented. SPSS is among the largest companies in the statistical software market. However, SPSS faces competition from providers of statistical software, data mining tools, predictive analytic applications and analytic applications to the market research industry. SPSS believes that it competes effectively against its competitors, but there can be no assurance that it will continue to do so in the future.

     In the future, SPSS may also face competition from new entrants into its current or future markets. Some of these potential competitors may have significant capital resources, marketing experience and research and development capabilities. Competitive pressures from the introduction of new solutions and products by these companies or other companies could have a material adverse effect on SPSS.

SPSS DEPENDS ON KEY EXECUTIVES. A LOSS OF THESE EXECUTIVES AND OTHER PERSONNEL COULD NEGATIVELY IMPACT THE COMPANY'S OPERATIONS.

     SPSS is dependent on the efforts of various key executives and employees. The Company's continued success will depend in part on its ability to attract and retain highly qualified technical, managerial, sales, marketing and other personnel. Competition for highly qualified personnel is intense. The Company's inability to continue to attract or retain highly qualified personnel could have a material adverse effect on its financial position and results of operation. No life insurance policies are maintained on the Company's key personnel.

SPSS MAY NOT RECEIVE THE FULL BENEFITS OF ITS INTELLECTUAL PROPERTY PROTECTIONS.

     The analytical algorithms incorporated in the Company's software are not proprietary. SPSS believes that the portion of its technology that is proprietary is the portion that determines the speed and quality of displaying the results of computations, the ability of its software to work in conjunction with third party software, and the ease of use of its software. The Company's success will depend, in part, on its ability to protect these proprietary aspects of its software. SPSS attempts to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyright, trademark and patent laws and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. However, there is no guarantee that these protections will prove effective.

     Preventing unauthorized use of computer software is difficult, and software piracy is a persistent problem for the packaged software industry. These problems may be particularly acute in international markets. In addition, the laws of various countries in which the Company's software is or may be licensed do not protect its software and intellectual property rights to the same extent as the laws of the United States. Despite the precautions that SPSS takes, it may be possible for unauthorized third parties to reverse engineer or copy the Company's products or obtain and use information that SPSS regards as proprietary. There can be no assurance that the steps that SPSS takes to protect its proprietary rights will be adequate to prevent misappropriation of its technology.

     Although the Company's software has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against SPSS in the future or that any infringement assertion will not result in costly litigation or require SPSS to obtain a license to use the intellectual property of third parties. There can be no assurance that these licenses will be available on reasonable terms, or at all. There can also be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

ANTI-TAKEOVER PROTECTIONS MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE
SPSS.

     SPSS maintains a stockholder Rights Agreement which was adopted by the Board in 1998 and amended in June 2004. The Rights Agreement and common stock purchase rights issued in connection with the Rights Agreement are intended to ensure that its stockholders receive fair and equal treatment in the event of a proposed takeover of SPSS. The Rights Agreement may discourage a potential acquirer from acquiring control of SPSS.

     The Company's Certificate of Incorporation and By-Laws contain a number of provisions, including provisions requiring an 80% super-majority stockholder approval of specified actions and provisions for a classified board of directors, which would make the acquisition of SPSS, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult. The Company's bylaws provide for a staggered board of directors so that only one-third of the total number of directors are replaced or re-elected each year. Therefore, potential acquirers of SPSS may face delays in replacing the existing directors.

     Certain of the Company's senior executives and other officers may be entitled to substantial payments in the event of their termination without cause or constructive termination following a change of control of SPSS. These payments could have the effect of discouraging a potential acquirer from acquiring control of SPSS.

SPSS MAY NOT MAINTAIN EFFECTIVE INTERNAL CONTROL OVER FINANCIAL REPORTING WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON SPSS.

     In the event SPSS does not maintain effective internal control over financial reporting, the Company's financial statements could be inaccurate. If SPSS has inaccurate financial statements, it could have a material adverse effect on the value of the Company's common stock.

                           RISKS RELATED TO THE NOTES

THE NOTES RANK JUNIOR IN RIGHT OF PAYMENT TO OUR SENIOR INDEBTEDNESS AND EFFECTIVELY JUNIOR TO THE LIABILITIES OF OUR SUBSIDIARIES.

     The notes are subordinated to all of our existing and future senior indebtedness. The notes are not secured by any of our assets. In the event we default on any of our senior indebtedness or in the event we undergo a bankruptcy, liquidation, dissolution, reorganization, or similar proceeding, the proceeds of the sale of our assets would first be applied to the repayment of our senior indebtedness before any of those proceeds would be available to make payments on our subordinated indebtedness, including the notes. Accordingly, upon an acceleration of the notes, there may be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to satisfy those claims in full. No payment in respect of the notes will be permitted during certain periods when an event of default under our senior indebtedness permits the senior indebtedness lenders to accelerate its maturity.

     In addition, the notes are not guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the notes or to make any funds available therefor, whether by dividends, loans or other payments. As a result, the notes effectively rank junior in right of payment to all existing and future debt and other liabilities (including trade payables) of our subsidiaries.


     As of June 30, 2007, we had $150 million of indebtedness outstanding, none of which was senior indebtedness, and our subsidiaries had total liabilities, including trade payables, but excluding inter-company liabilities and deferred revenue, of approximately $26.0 million.


     In addition, the indenture governing the notes does not restrict us or our subsidiaries from incurring debt (including senior indebtedness) in the future. The incurrence by us of additional senior debt or by our subsidiaries of additional debt and other liabilities will increase the risks described above.

WE MAY DEPEND ON THE CASH FLOWS OF OUR SUBSIDIARIES IN ORDER TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.

     We are an operating entity that also conducts a significant portion of our business through our subsidiaries. Our operating cash flows and consequently our ability to service our debt, including the notes, is therefore partially dependent upon our subsidiaries' earnings and their distributions of those earnings to us and may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. Our subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness, applicable laws and other factors.

THERE ARE NO RESTRICTIVE COVENANTS IN THE INDENTURE FOR THE NOTES RELATING TO OUR ABILITY TO INCUR FUTURE INDEBTEDNESS OR LIENS OR COMPLETE OTHER TRANSACTIONS.

     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. We may not be able to generate sufficient cash flow to pay the interest on our debt, including the notes, or future working capital, borrowings or equity financing may not be available to pay or refinance any such debt.

FLUCTUATIONS IN THE PRICE OF OUR COMMON STOCK MAY PREVENT YOU FROM BEING ABLE TO CONVERT THE NOTES AND MAY IMPACT THE PRICE OF THE NOTES AND MAKE THEM MORE DIFFICULT TO RESELL.

     The ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching specified thresholds or the occurrence of specified events, such as a fundamental change. If the closing price threshold for conversion of the notes as described under "Description of Notes -- Conversion Rights -- Conversion Based on Common Stock Price" is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price thresholds are not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would only be able to convert their notes during the period beginning on February 15, 2012 and ending on the business day immediately preceding the final maturity date of the notes.

     Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and could limit the amount of cash payable upon conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

IF WE DECIDE TO SETTLE ANY CONVERSION OF NOTES IN CASH, YOU MAY RECEIVE LESS PROCEEDS THAN EXPECTED BECAUSE THE VALUE OF OUR COMMON STOCK MAY DECLINE BETWEEN THE DAY THAT YOU EXERCISE YOUR CONVERSION RIGHT AND THE DAY THE VALUE OF YOUR SHARES IS DETERMINED.

     The conversion value that you will receive upon conversion of your notes if we decide to settle the conversion in cash is in part determined by the volume weighted average prices per share of our common stock on the Nasdaq Global Market for the 15 consecutive trading days beginning on the third trading day immediately following the date a holder of a note has complied with all requirements under the indenture to convert the note or, if tendered for conversion within 30 days prior to the maturity date, the 15 consecutive trading days beginning the third trading day following the maturity date. Accordingly, if the price of our common stock decreases after you tender your notes for conversion, the conversion value you receive may be adversely affected.

THE MAKE WHOLE PREMIUM THAT MAY BE PAYABLE UPON CONVERSION IN CONNECTION WITH A FUNDAMENTAL CHANGE MAY NOT ADEQUATELY COMPENSATE YOU FOR THE LOST OPTION TIME VALUE OF YOUR NOTES AS A RESULT OF SUCH FUNDAMENTAL CHANGE.

     If you convert notes in connection with a fundamental change, we may be required to pay a make whole premium by increasing the conversion rate applicable to your notes for a period of time, as described under "Description of Notes -- Make Whole Premium Upon Fundamental Change." While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a fundamental change, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, even if a fundamental change occurs, in some cases described below under "Description of Notes -- Make Whole Premium Upon Fundamental Change" there will be no such make whole premium.

BECAUSE YOUR RIGHT TO REQUIRE REPURCHASE OF THE NOTES IS LIMITED, THE MARKET PRICE OF THE NOTES MAY DECLINE IF WE ENTER INTO A TRANSACTION THAT IS NOT A FUNDAMENTAL CHANGE UNDER THE INDENTURE.

     The term "fundamental change" is limited and does not include every event that might cause the market price of the notes to decline or result in a downgrade of the credit rating of the notes. For example, the term "fundamental change" does not apply to transactions in which 90% or more of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See "Description of Notes -- Purchase at Holders' Option Upon Fundamental Change."

IF YOU HOLD NOTES, YOU ARE NOT ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT YOU ARE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

     If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in exchange for your notes and in limited cases under the anti-dilution adjustments of the notes. For example, in the event that an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. In addition, the number of shares issuable upon conversion of the notes is capped, and it is possible that adjustments in the notes occurring as a result of cash dividends or the make whole premium upon a fundamental change would not be sufficient to compensate the holders fully for the loss of value in the notes caused by such events.

WE MAY NOT HAVE THE ABILITY TO PURCHASE NOTES WHEN REQUIRED UNDER THE TERMS OF THE NOTES.

     Holders of notes may require us to purchase for cash all or a portion of their notes upon the occurrence of a fundamental change. We may not have sufficient financial resources or be able to arrange financing to pay the repurchase price of the notes on any date that we would be required to do so under the terms of the notes.

     Future credit agreements or other agreements relating to our indebtedness might contain provisions prohibiting the redemption or repurchase of the notes or provide that a change in control constitutes an event of default. If a fundamental change or specified trigger event occurs at a time when we are prohibited from purchasing or redeeming the notes, we could seek the consent of our lenders to purchase or redeem the notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase or redeem the notes. Our failure to purchase tendered notes or to redeem the notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a fundamental change would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term "fundamental change" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

THE CONVERSION RATE OF THE NOTES MAY NOT BE ADJUSTED FOR ALL DILUTIVE EVENTS.

     The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under "Description of Notes -- Conversion Rights -- Conversion Procedures." The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. We will not be required to increase the conversion rate above 30.3674 shares per $1,000 principal amount, subject to certain exceptions. In addition, unless we have made a physical settlement election, in order to comply with the continued listing requirements of the Nasdaq Global Market, we may not issue more than a total of approximately 3,945,000 shares of our common stock in respect of the notes (subject to adjustment in certain cases). These limitations could result in us not being able to make anti-dilution adjustments to the conversion rate to which you would otherwise be entitled. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

YOU SHOULD CONSIDER THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF OWNING THE NOTES.

     The United States federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the United States federal income tax consequences resulting from the conversion of notes into a combination of cash and common stock. A discussion of the United States federal income tax consequences of ownership of the notes is contained in this prospectus under the heading "Certain U.S. Federal Income Tax Considerations."

IF WE PAY A CASH DIVIDEND ON OUR COMMON STOCK, YOU MAY BE DEEMED TO HAVE RECEIVED A TAXABLE DIVIDEND WITHOUT THE RECEIPT OF ANY CASH.

     If we make certain distributions on our common stock, including cash dividends, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a Non-U.S. Holder (as defined in "Certain U.S. Federal Income Tax Considerations"), such deemed dividend generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See "Certain U.S. Federal Income Tax Considerations."

AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

     We have no plans to list the notes on a securities exchange. Although the notes sold to qualified institutional buyers under Rule 144A are eligible for trading in The PORTAL(SM) Market, any notes resold pursuant to this prospectus will no longer trade in The PORTAL(SM) Market.

     The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

THE NOTES MAY NOT BE RATED OR MAY RECEIVE A LOWER RATING THAN ANTICIPATED, EITHER OF WHICH MAY ADVERSELY AFFECT THE TRADING PRICE OF THE NOTES OR OUR COMMON STOCK.

     The notes may or may not be rated. However, if one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the notes or common stock by the selling holders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for the periods shown has been computed by dividing earnings available for fixed charges (income from continuing operations before income taxes and minority interest) plus fixed charges by fixed charges (interest expense and the portion of operating lease expense that represents interest).

                                                YEAR ENDED DECEMBER 31,       SIX MONTHS ENDED
                                           --------------------------------       JUNE 30,
                                           2002   2003   2004   2005   2006         2007
                                           ----   ----   ----   ----   ----   ----------------


Ratio of earnings to fixed charges.......   (1)   2.94x  2.45x  6.40x  9.04x        8.39x


--------

   (1) Earnings were insufficient to cover fixed charges by approximately $16.4 million for the year ended December 31, 2002.

                                 SELLING HOLDERS

     We originally issued the notes in a private placement on March 19, 2007. The notes were resold by the initial purchaser to qualified institutional buyers under Rule 144A under the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the common stock into which the notes are convertible.


     The following table sets forth information, as of August 31, 2007, with respect to the selling holders and the principal amounts of notes and the number of shares of common stock issuable upon conversion of the notes beneficially owned by each selling holder that may be offered from time to time under this prospectus. The information is based on information provided by or on behalf of the selling holders and we have not sought to verify such information. This table only reflects information regarding selling holders who have provided us with such information. To the extent that successors to the named selling holders wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as the selling holders. We expect that we will update this table as we receive more information from holders of the notes who have not yet provided us with their information. We will supplement this prospectus to include additional selling holders on request and on provision of all required information to us.



     The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or common stock that will be held by the selling holders upon termination of any sales. However, we have assumed for purposes of the table below that the selling holders will sell all of the notes and all of the shares of common stock issuable upon conversion of the notes offered by this prospectus pursuant to this prospectus. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock in transactions exempt from the registration requirements of the Securities Act. Except as described in the footnotes to the following table, no selling holder named in the table below beneficially owns (or upon conversion of the notes would own) one percent or more of our common stock assuming conversion of a selling holder's notes. Information about the selling holders may change over time. Any changed information will be set forth in amendments or supplements to this prospectus if and when necessary.


                                                       PRINCIPAL AMOUNT
                                                           OF NOTES          NUMBER OF SHARES
                                                      BENEFICIALLY OWNED     OF COMMON STOCK
NAME AND ADDRESS                                       THAT MAY BE SOLD    THAT MAY BE SOLD(1)
----------------                                      ------------------   -------------------


ACE Tempest Reinsurance Ltd.(2).....................      $   125,000              2,663
Alabama Children's Hospital Foundation(3)...........           75,000              1,598
Allstate Insurance Company(4).......................          500,000             10,655
Bank of America Pension Plan(5).....................          300,000              6,393
B.C. McCabe Foundation(6)...........................           85,000              1,811
Cal Farley's Boys Ranch Foundation(7)...............           85,000              1,811
CALAMOS Growth & Income Fund -- CALAMOS Investment
  Trust(8)..........................................       15,000,000            319,657
CALAMOS Growth & Income Portfolio -- CALAMOS
  Advisors Trust(9).................................          125,000              2,663
CALAMOS Market Neutral Income Fund -- CALAMOS
  Investment Trust(9)...............................        6,000,000            127,863
Chrysler Corporation Master Retirement Trust(2).....          550,000             11,720
CNH CA Master Account, L.P.(10).....................       10,000,000            213,105
Commissioners of the Land Office(6).................          900,000             19,179
Continental Assurance Company on behalf of its
  Separate Account(E)(11)...........................        2,500,000             53,276
DBAG London(12).....................................        5,725,000            122,002

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES          NUMBER OF SHARES
                                                      BENEFICIALLY OWNED     OF COMMON STOCK
NAME AND ADDRESS                                       THAT MAY BE SOLD    THAT MAY BE SOLD(1)
----------------                                      ------------------   -------------------

Delaware Public Employees Retirement System(2)......          310,000              6,606
Delta Air Lines Master Trust -- CV(2)...............           69,000              1,470
Delta Pilots Disability & Survivorship
  Trust -- CV(2)....................................           65,000              1,385
Dunham Appreciation and Income Fund(13).............          125,000              2,663
F.M. Kirby Foundation, Inc.(2)......................           95,000              2,024
Forest Global Convertible Master Fund, L.P.(14).....        4,911,000            104,655
Forest Multi-Strategy Master Fund SPC, on behalf of
  its Multi-Strategy Segregated Portfolio(14).......           96,000              2,045
HBK Master Fund L.P.(15)............................       15,000,000            319,657
HFR CA Global Opportunity Master Trust(14)..........        1,798,000             38,316
HFR RVA Select Performance Master Trust(14).........          170,000              3,622
Institutional Benchmarks Master Fund Ltd.(14).......          957,000             20,394
International Truck & Engine Corporation Non
  Contributory Retirement Plan Trust(16)............          580,000             12,360
International Truck & Engine Corporation Retiree
  Health Benefit Trust(2)...........................           30,000                639
International Truck & Engine Corporation Retirement
  Plan for Salaried Employees Trust(16).............          280,000              5,966
KeySpan Foundation(6)...............................           45,000                958
KeySpan Insurance Company(6)........................          130,000              2,770
LLT Limited(17).....................................        1,005,000             21,417
Lord Abbett Investment Trust -- LA Convertible
  Fund(6)...........................................        2,680,000             57,112
Louisiana CCRF(3)...................................          275,000              5,860
Lyxor/Forest Fund Limited(14).......................        7,063,000            150,516
Microsoft Capital Group, L.P.(2)....................           55,000              1,172
National Fuel & Gas Company Retirement Plan(6)......          375,000              7,991
National Railroad Retirement Investment Trust(2)....          295,000              6,286
NFS -- SCI Funeral and Merchandise Fixed Common
  Trust(6)..........................................          160,000              3,409
North Slope Borough(7)..............................          100,000              2,131
The Northwestern Mutual Life Insurance
  Company -- Group Annuity Separate Account(18).....          250,000              5,327
NYC Teachers' Variable Annuity Fund(6)..............        1,250,000             26,638
OCM Convertible Trust(2)............................          175,000              3,729
OCM Global Convertible Securities Fund(2)...........           70,000              1,491
PBGC Maintenance(19)................................           26,000                554
Pension, Hospitalization Benefit Plan of the
  Electrical Ind Plan(6)............................          465,000              9,909
Peoples Benefit Life Insurance Company
  Teamsters(5)......................................        1,000,000             21,310
Philadelphia Board of Pensions(6)...................          500,000             10,655
Putnam Convertible Income-Growth Trust(20)..........        4,800,000            102,290
Qwest Occupational Health Trust(2)..................           40,000                852
Qwest Pension Trust(2)..............................          230,000              4,901
Radcliffe SPC, Ltd. for and on behalf of the Class A
  Segregated Portfolio(21)..........................        6,500,000            138,518
RBC Capital Markets Corporation(22).................        7,000,000            149,173

                                                       PRINCIPAL AMOUNT
                                                           OF NOTES          NUMBER OF SHARES
                                                      BENEFICIALLY OWNED     OF COMMON STOCK
NAME AND ADDRESS                                       THAT MAY BE SOLD    THAT MAY BE SOLD(1)
----------------                                      ------------------   -------------------

RCG Latitude Master Fund, Ltd(23)...................        8,000,000            170,484
RCG PB LTD(23)......................................        2,500,000             53,276
Redbourn Partners Ltd.(5)...........................          200,000              4,262
Sandelman Partners Multi-Strategy Master Fund,
  Ltd.(24)..........................................       10,000,000            213,105
Silvercreek Limited Partnership(25).................        6,500,000            138,518
Silvercreek II Limited(25)..........................        4,500,000             95,897
Steelhead Pathfinder Master LP(26)..................        1,000,000             21,310
Topaz Fund(27)......................................          250,000              5,327
Total Fina Elf Finance USA, Inc.(6).................          220,000              4,688
Trust for the Defined Benefit Plans of ICI American
  Holdings, Inc.(2).................................           50,000              1,065
UBS O'Connor LLC F/B/O: O'Connor Global Convertible
  Arbitrage Master Limited(28)......................       13,854,000            295,235
UBS O'Connor LLC F/B/O: O'Connor Global Convertible
  Arbitrage II Master Limited(29)...................        1,146,000             24,421
UnumProvident Corporation(2)........................           80,000              1,704
Vanguard Convertible Securities Fund, Inc.(2).......        1,000,000             21,310
Vermont Mutual Insurance Company(6).................           95,000              2,024
Vicis Capital Master Fund(30).......................        6,000,000            127,863
Virginia Retirement System(2).......................        1,455,000             31,006
Wachovia Bank, NA, as Trustee for the SCI Cemetery
  Merchandise Common Trust(6).......................          130,000              2,770
Wachovia Bank, NA, as Trustee for the SCI Pre-Need
  Common Trust Fund(6)..............................           80,000              1,704
Wachovia Securities International LTD(31)...........        4,250,000             90,569
Xavex Convertible Arbitrage 5(23)...................          625,000             13,319
Any other selling holder or future transferee from
  any such holder(32)


--------

 (1) Assumes conversion of all of the selling holders' notes at a conversion rate of 21.3105 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional interest. This conversion rate is subject to adjustment as described under "Description of Notes -- Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.



 (2) Oaktree Capital Management L.P. ("Oaktree") is the investment manager with respect to the notes and common stock issuable upon the conversion of the notes held by this selling holder. Oaktree does not own any equity interest in this selling holder but has voting and dispositive power over the aggregate principal amount of the notes and common stock issuable upon the conversion of the notes held by this selling holder. Lawrence Keele is a principal of Oaktree and is the portfolio manager for this selling holder. Mr. Keele, Oaktree and all employees of Oaktree disclaim beneficial ownership of the notes and common stock issuable upon the conversion of the notes held by this selling holder, except for their pecuniary interest therein. Oaktree is an affiliate of a registered broker-dealer and has represented to us that it acquired the notes in the ordinary course of business and, at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes.



 (3) Ann Houlihan has been identified by the selling holder as the natural person who exercises voting power and investment control over the notes and common stock issuable upon the conversion of the notes.



 (4) The selling holder is a wholly owned subsidiary of Allstate Corporation which is listed and traded on the New York Stock Exchange. The selling holder is an affiliate of a registered broker-dealer and has represented to us that it acquired the notes in the ordinary course of business and, at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes.



 (5) Tomas Kirvaitis has been identified by the selling holder as the natural person who exercises voting power and investment control over the notes and common stock issuable upon the conversion of the notes.



 (6) Maren Lindstrom, on behalf of Lord Abbett & Co., has been identified by the selling holder as the natural person who exercises voting power and investment control over the notes and common stock issuable upon the conversion of the notes.



 (7) Nick Calamos CIO and Calamos Advisors LLC have or share voting power or investment power over the notes and common stock issuable upon the conversion of the notes held by this selling holder.



 (8) The selling holder is an investment or hedge fund and Nick Calamos CIO and Calamos Advisors LLC have or share voting power or investment power over the securities. Assuming the conversion of all the notes held by CALAMOS Growth & Income Fund -- CALAMOS Investment Trust, such selling holder would beneficially own approximately 2% of our common stock.



 (9) The selling holder is an investment or hedge fund and Nick Calamos CIO and Calamos Advisors LLC have or share voting power or investment power over the securities.



(10) CNH Partners, LLC is the investment advisor of the selling holder and has sole voting and dispositive power over the notes and common stock issuable upon the conversion of the notes. Investment principals for CNH Partners, LLC are Robert Krail, Mark Mitchell and Todd Pulvino. Assuming the conversion of all the notes held by CNH CA Master Account, L.P., such selling holder would beneficially own approximately 2% of our common stock.



(11) This selling holder is a wholly owned indirect subsidiary of CNA Financial Corporation, which is a publicly held company. Loews Corporation, another publicly held company, owned approximately 89% of the outstanding common stock of CNA Financial Corporation as of December 31, 2006. The selling holder is an affiliate of a registered broker-dealer and has represented to us that it acquired the notes in the ordinary course of business and, at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes.



(12) John Arnone has been identified by the selling holder as the natural person who exercises voting power and investment control over the notes and common stock issuable upon the conversion of the notes. The selling holder is an affiliate of a registered broker-dealer and has represented to us that it acquired the notes in the ordinary course of business and, at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes.





   (13) Nick Calamos CIO and Calamos Advisors LLC have or share voting power or investment power over the notes and common stock issuable upon the conversion of the notes held by this selling holder. The selling holder is an affiliate of a registered broker-dealer and has represented to us that it acquired the notes in the ordinary course of business and, at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes.



   (14) Forest Investment Management LLC exercises voting and/or dispositive power with respect to the notes and common stock issuable upon the conversion of the notes. Forest Investment Management LLC is wholly owned by Forest Partners II LP, the sole general partner of which is Michael A. Boyd Inc., which is controlled by Michael A. Boyd.



   (15) HBK Investment L.P., a Delaware limited partnership, has shared voting and dispositive power over the notes and common stock issuable upon the conversion of the notes pursuant to an Investment Management Agreement between HBK Investments L.P. and the selling holder. HBK Investments L.P. has delegated discretion to vote and dispose of the notes and common stock issuable upon the conversion of the notes to HBK Services LLC. The following individuals may be deemed to have control over HBK Investments L.P.: Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Laurence H. Lebowitz, and William E. Rose. The selling holder is an affiliate of a registered broker-dealer and has represented to us that it acquired the notes in the ordinary course of business and, at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes. Assuming the conversion of all the notes held by HBK Master Fund L.P., such selling holder would beneficially own approximately 2% of our common stock.



   (16) Oaktree Capital Management L.P. ("Oaktree") is the investment manager with respect to a portion of the notes and common stock issuable upon the conversion of the notes held by this selling holder. Oaktree does not own any equity interest in this selling holder but has voting and dispositive power over a portion of the aggregate principal amount of the notes and common stock issuable upon the conversion of the notes held by this selling holder. Lawrence Keele is a principal of Oaktree and is the portfolio manager for this selling holder. Mr. Keele, Oaktree and all employees of Oaktree disclaim beneficial ownership of the notes and common stock issuable upon the conversion of the notes held by this selling holder, except for their pecuniary interest therein. Oaktree is an affiliate of a registered broker-dealer and has represented to us that it acquired the notes in the ordinary course of business and, at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes. Maren Lindstrom, on behalf of Lord Abbett & Co., has been identified by the selling holder as the natural person who exercises voting power and investment control over the notes and common stock issuable upon the conversion of the notes of which Oaktree is not the investment manager.



   (17) Forest Investment Management LP has sole voting control and shared investment control. Forest Investment Management LP is wholly owned by Forest Partners II, the sole general partner of which is Michael A. Boyd Inc. which is solely owned by Michael A. Boyd.



   (18) NML Variable Annuity Account A and NML Variable Annuity Account C, separate accounts of The Northwestern Mutual Life Insurance Company ("Northwestern Mutual"), have variable annuity contracts registered under the Securities Act. As such, these separate accounts are not investment companies; however, Northwestern Mutual does file Exchange Act reports in respect of the two separate accounts. Northwestern Mutual Management Company, LLC ("NIMC"), a wholly owned company of Northwestern Mutual, is one of the investment advisers to Northwestern Mutual for its Group Annuity Separate Account and is the investment adviser to Northwestern Mutual for its Group Annuity Separate Account with respect to the notes and common stock issuable upon the conversion of the notes. NIMC therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. Jerome R. Baier is a portfolio manager for NIMC and manages the portfolio which holds the notes and common stock issuable upon the conversion of the notes held by this selling holder and therefore may be deemed to be an indirect beneficial owner with shared voting power/investment power with respect to such securities. However, pursuant to Rule 13d-4 under the Exchange Act, the immediately preceding sentence shall not be construed as an admission that Mr. Baier is, for the purpose of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by the statement. Jerome R. Baier's address is 720 East Wisconsin Avenue, Milwaukee, WI 53202. The selling holder is an affiliate of a registered broker-dealer and has represented to us that it acquired the notes in the ordinary course of business and, at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes.



   (19) Chris Dialynas has been identified by the selling holder as the natural person who exercises voting power and investment control over the notes and common stock issuable upon the conversion of the notes.



   (20) The selling holder is managed by Putnam Investment Management, LLC, which is under common ownership with Putnam Retail Management, LP, a registered broker-dealer engaged in the distribution of affiliated mutual funds. Putnam Investment Management, LLC, through a series of holding companies, is owned by Great-West Lifeco Inc., a publicly held company. The selling holder has represented to us that it acquired the notes in the ordinary course of business and, at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes.



   (21) Pursuant to an investment management agreement, RG Capital Management, L.P. ("RG Capital") serves as the investment manager of Radcliffe SPC, Ltd.'s Class A Segregated Portfolio. RGC Management Company, LLC ("Management") is the general partner of RG Capital. Steve Katznelson and Gerald Stahlecker serve as the managing members of Management. Each of RG Capital, Management and

        Messrs. Katznelson and Stahlecker disclaims beneficial ownership of the securities owned by Radcliffe SPC, Ltd. for and on behalf of the Class A Segregated Portfolio.



   (22) The selling holder is a wholly-owned subsidiary of Royal Bank of Canada, a publicly held company. The selling holder has identified itself as a registered broker-dealer and, accordingly, is deemed to be, under interpretations of the Commission, an "underwriter" within the meaning of the Securities Act with respect to the securities listed above.



   (23) Ramius Capital Group, L.L.C. ("Ramius Capital") is the investment adviser of the selling holder and consequently has voting control and investment discretion over securities held by the selling holder. Ramius Capital disclaims beneficial ownership of the securities held by the selling holder. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any securities deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these securities. An affiliate of Ramius Capital is a NASD member. However, this affiliate will not sell any notes or common stock issuable upon the conversion of the notes owned by the selling holder and will receive no compensation whatsoever in connection with sales of the notes or common stock issuable upon the conversion of the notes by the selling holder.





   (24) Sandelman Partners, LP is the investment manager of Sandelman Partners Multi-Strategy Master Fund, Ltd. Sandelman Partners GP, LLC is the general partner of Sandelman Partners, LP. Jonathan Sandelman is the managing member of Sandelman Partners GP, LLC. Each of Sandelman Partners, LP, Sandelman Partners GP, LLC and Jonathan Sandelman disclaims beneficial ownership of the shares registered hereunder, except to the extent of its or his pecuniary interest in such securities. Assuming the conversion of all the notes held by Sandelman Partners Multi-Strategy Master Fund Ltd., such selling holder would beneficially own approximately 1% of our common stock.





   (25) Louise Morwick, Bryn Joynt and Chris Witkowski have been identified by the selling holder as the natural persons who exercise voting power and investment control over the notes and common stock issuable upon the conversion of the notes.



   (26) J. Michael Johnston and Brian Klein are the natural persons who may exercise voting power and investment control over this selling holder's notes and common stock issuable upon the conversion of the notes.



   (27) SG Americas Securities, LLC is the investment advisor of the selling holder. Robert Marx is the natural person who has investment and voting control over the notes and common stock issuable upon the conversion of the notes. The selling holder is an affiliate of a registered broker-dealer and has represented to us that it acquired the notes in the ordinary course of business and, at the time of the purchase of the notes had no agreements or understandings, directly or indirectly, with any person to distribute the notes.



   (28) The selling holder is a fund which cedes investment control to UBS O'Connor LLC (the "Investment Manager"). The Investment Manager makes all investment/voting decisions. The Investment Manager is a wholly owned subsidiary of UBS AG which is listed and traded on the New York Stock Exchange. Assuming the conversion of all the notes held by UBS O'Connor LLC F/B/O: O'Connor Global Convertible Arbitrage Master Limited, such selling holder would beneficially own approximately 2% of our common stock.



   (29) The selling holder is a fund which cedes investment control to UBS O'Connor LLC (the "Investment Manager"). The Investment Manager makes all investment/voting decisions. The Investment Manager is a wholly owned subsidiary of UBS AG which is listed and traded on the New York Stock Exchange.



   (30) John Succo, Shad Stastney and Sky Lucas have been identified by the selling holder as the natural persons who exercise voting power and investment control over the notes and common stock issuable upon the conversion of the notes.



   (31) The selling holder is a wholly-owned subsidiary of Wachovia Corporation, a publicly held company. The selling holder has identified itself as a registered broker-dealer and, accordingly, is deemed to be, under interpretations of the Commission, an "underwriter" within the meaning of the Securities Act with respect to the securities listed above.



   (32) We are unable to provide the names of certain holders of notes and/or our shares of common stock issuable upon conversion of the notes at this time because they have not provided us with information and/or their notes are evidenced by a global note that has been deposited with DTC and registered in the name of Cede & Co., as DTC's nominee. Information concerning any such holders who are not listed in the above table will be set forth in supplements to this prospectus or amendments to the registration statement from time to time, if and when required.

                              DESCRIPTION OF NOTES

     The notes were issued under an indenture, dated as of March 19, 2007, between SPSS, as issuer, and LaSalle Bank National Association, as trustee. As used in this description of notes, the words "our company," "we," "us," "our" or "SPSS" refer only to SPSS Inc. and do not include any of our current or future subsidiaries. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. A copy of the indenture, including a form of the notes, is filed as an exhibit to the registration statement of which this prospectus is a part.

GENERAL

     The notes are limited to $150,000,000 aggregate principal amount. The notes will mature on March 15, 2012 unless earlier converted or repurchased. The notes are payable at the corporate trust office of the trustee, or an office or agency maintained by us for such purpose, which currently is the address of the trustee in The City of Chicago.

     The notes bear cash interest at the rate of 2.50% per year on the principal amount from the issue date, or from the most recent date through which interest has been paid or provided for. Interest is payable semiannually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007, to holders of record at the close of business on the March 1 or the September 1 immediately preceding such interest payment date. Each payment of cash interest on the notes includes interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if none, the original issue date of the notes) through the day before the applicable interest payment date (or purchase date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day.

     Interest is calculated using a 360-day year composed of twelve 30-day months. A "business day" is any weekday that is not a day on which banking institutions in The City of New York or The City of Chicago are authorized or obligated to close.

     Interest will cease to accrue on a note upon its payment in full at maturity or purchase by us at the option of a holder following a fundamental change or conversion. We may not reissue a note that has matured or been converted, purchased or cancelled, except for registration of transfer, exchange or replacement of such note.

     Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar currently are the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of any transfer or exchange.

SUBORDINATION OF THE NOTES

     The payment of the principal of, premium, if any, and interest on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness.

     If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we must pay the holders of senior indebtedness in full before we pay the holders of the notes. If the notes are accelerated because of an event of default under the indenture, we must pay the holders of senior indebtedness in full, in cash or other payment satisfactory to the holders of senior indebtedness, all amounts due and owing thereunder before we pay the holders of the notes. The indenture requires that we promptly notify holders of designated senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture. We may not make any payment on the notes or purchase or otherwise acquire the notes if:

     - default in the payment of any senior indebtedness occurs and is continuing beyond any applicable period of grace, or

     - any other default under the terms of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from us or any other person permitted to give such notice under the indenture.

     We are required to resume payments on the notes:

     - in case of a payment default of senior indebtedness, upon the date on which such default is cured or waived or ceases to exist, and

     - in case of a nonpayment default under the terms of designated senior indebtedness, the earliest to occur of (i) the date on which such nonpayment default is cured or waived or ceases to exist, (ii) 179 days after the date on which the payment blockage notice is received and (iii) the date such payment blockage period shall have been terminated by written notice to us or the trustee from the person initiating such payment blockage period; provided, however, that if the maturity of such designated senior indebtedness is accelerated, no payment may be made on the notes until such designated senior indebtedness has been paid in full or such acceleration has been cured or waived.

     No new period of payment blockage may be commenced for a default unless 365 days have elapsed since the initial effectiveness of the prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee will be, or can be made, the basis for the commencement of a subsequent payment blockage period whether or not within a period of 365 consecutive days.

     As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture.

     If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

     The notes are not guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. We are an operating entity that also conducts a significant portion of our business through our subsidiaries. Our operating cash flows and consequently our ability to service our debt, including the notes, is partially dependent upon our subsidiaries' earnings and their distributions of those earnings to us and may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness, applicable laws, contractual restrictions and other factors. As a result, the notes effectively rank junior in right of payment to all existing and future debt and other liabilities (including trade payables) of our subsidiaries.


     As of June 30, 2007, we had $150 million of indebtedness outstanding, none of which was senior indebtedness, and our subsidiaries had total liabilities, including trade payables, but excluding inter-company liabilities and deferred revenue, of approximately $26.0 million. Neither we nor our subsidiaries are restricted under the indenture from incurring additional senior indebtedness or other liabilities.

     We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

     "Designated senior indebtedness" means any senior indebtedness that is specifically identified by us in the instrument governing or evidencing the indebtedness or the assumption or guarantee thereof (or related agreements or documents to which we are a party) as "designated senior indebtedness" for purposes of the indenture, provided that such instrument, agreement or other document may place limitations and conditions on the right of such senior indebtedness to exercise the rights of designated senior indebtedness.

     "Indebtedness" means:

          (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, or incurred in connection with the acquisition of any property, services or assets, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation to trade creditors representing the purchase price or cost of materials or services obtained in the ordinary course of business;

          (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees, bankers' acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

          (3) all of our obligations and other liabilities, contingent or otherwise, in respect of leases required, in conformity with GAAP, to be accounted for as capitalized lease obligations on our balance sheet or for a financing purpose;

          (4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our payment obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

          (5) all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

          (6) all of our direct or indirect guaranties or similar agreements by us in respect of, and all of our payment obligations or monetary liabilities, contingent or otherwise, to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5);

          (7) all indebtedness or other obligations of the kinds described in clauses (1) through (5) to the extent secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by us, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us; and

          (8) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (7).

     "Senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

          (1) any indebtedness that expressly provides that such indebtedness will not be senior in right of payment to the notes or expressly provides that such indebtedness is on parity with or junior in right of payment to the notes; and

          (2) any indebtedness to any of our subsidiaries.

CONVERSION RIGHTS

     Holders may convert their notes prior to maturity based on an initial conversion rate of 21.3105 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $46.93 per share) only if the conditions for conversion described below are satisfied. Holders who convert will receive cash and, at our option as described below, common stock upon conversion. The conversion rate will be subject to adjustment as described below. We may also irrevocably elect in our sole discretion to deliver shares to satisfy our conversion obligation instead of cash in the manner set forth below under "Irrevocable Election to Physically Settle." A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is duly withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of $1,000 principal amount.

     Unless we have made a physical settlement election (as defined below) in the manner described below under "Irrevocable Election to Physically Settle," in lieu of delivering shares of our common stock upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

     - cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

     - if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the "remaining shares," equal to the sum of the daily share amounts, as defined below, for each of the fifteen consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect stock splits, stock dividends, combinations or similar events occurring during the conversion reference period, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below;

provided that in no event shall the aggregate number of remaining shares per $1,000 principal amount of notes exceed the aggregate share cap, as defined below.

     The "conversion value" for each $1,000 principal amount of notes means the average of the daily conversion values, as defined below, for each of the fifteen consecutive trading days of the conversion reference period.

     The "daily conversion value" means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of our common stock on such trading day.

     The "conversion reference period" means:

     - for notes that are converted during the period beginning the 30th day prior to the maturity date of the notes, the fifteen consecutive trading days beginning on the third trading day following the maturity date; and

     - in all other instances, the fifteen consecutive trading days beginning on the third trading day following the conversion date.

     The "conversion date" with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

     The "daily share amount" means, for each trading day of the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:



 (        volume weighted average price per
                    share                     x       applicable     )     -   $1,000
            for such trading day                   conversion rate
-------------------------------------------------------------------------------------
          volume weighted average price per
                    share                     x           15
            for such trading day


     The "aggregate share cap" means 26.3 shares of our common stock per $1,000 principal amount of notes, subject to adjustment upon the occurrence of any of the events described in clauses (1) through (4) under "Conversion Procedures" below.

     The "volume weighted average price" per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page SPSS --equity-- VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

     A "trading day" is any day on which the Nasdaq Global Market or, if our common stock is not quoted or listed for trading on the Nasdaq Global Market, the principal national or regional securities exchange on which our common stock is listed, is open for trading or, if our common stock is not so listed, admitted for trading or quoted, any business day. A "trading day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

     Unless we have made a physical settlement election in the manner described below under "Irrevocable Election to Physically Settle," on any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (the "cash percentage"). If we elect to specify a cash percentage, the amount of cash that we will pay in respect of each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock for such trading day (provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, the amount used in this clause (3) will be the cash price per share received by holders of our common stock in such fundamental change). The number of shares deliverable in respect of each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we will settle the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock.

     We will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the arithmetic average of the volume weighted average price of our common stock for each of the fifteen consecutive trading days of the conversion reference period or, if we have made a physical settlement election, in the manner described below under "Irrevocable Election to Physically Settle."

     The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after expiration of the conversion reference period, but in no event later than the fifth business day after such expiration.

     The ability to surrender notes for conversion will expire at the close of business on the business day immediately preceding the stated maturity date.

Irrevocable Election to Physically Settle

     At any time prior to the maturity date of the notes, we may make an irrevocable election, which we refer to as a "physical settlement election," to provide, upon the conversion of outstanding notes, in lieu of providing cash and shares as described above under "Conversion Rights", shares of our common stock equal to the conversion rate for each $1,000 principal amount of notes converted. We will promptly notify the trustee and the holders of such physical settlement election and shall issue a press release to such effect. In the event we make a physical settlement election:

     - delivery of shares of our common stock issued upon conversion will occur through the conversion agent or the Depository Trust Company ("DTC"), as the case may be, no later than five business days following the conversion date;

     - the notes will become convertible at the option of the holder at any time after the date of such physical settlement election and prior to the business day immediately preceding the maturity date of the notes;

     - the conditions to conversion specified below shall no longer be applicable to any conversion of the notes; and

     - cash shall be paid in lieu of fractional shares upon conversion. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the volume weighted average price of our common stock on the trading day prior to the conversion date.

     Prior to making any physical settlement election, we may also irrevocably elect to waive our ability to make a physical settlement election in the future with respect to the notes by delivering to the trustee a notice of such election, which we refer to as a waiver election. Any waiver election by us shall irrevocably waive our ability to make a physical settlement election at any time in the future with respect to the notes. We may not make a waiver election if we previously made a physical settlement election.

Conversion Based on Common Stock Price

     Holders may surrender notes for conversion during any calendar quarter beginning after June 30, 2007 and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 120% of the conversion price, as defined below, which we refer to as the "conversion trigger price."

     The "closing price" of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the Nasdaq Global Market or, if our common stock is not quoted or listed for trading on the Nasdaq Global Market, as reported by the principal national or regional securities exchange on which our common stock is listed or otherwise as provided in the indenture.

     The "conversion price" per share of common stock as of any day will equal the result obtained by dividing $1,000 by the then applicable conversion rate, rounded to the nearest cent. The conversion trigger price is approximately $56.31, which is 120% of the initial conversion price per share of common stock, subject to adjustment upon occurrence of any of the events in respect of which the conversion rate would be subject to adjustment as described under "Conversion Procedures" below. The conversion agent will, on our behalf, determine at the beginning of each calendar quarter commencing after June 30, 2007 whether the notes are convertible as a result of the price of our common stock and notify us and the trustee.

Conversion Based on Trading Price of Notes

     Holders may surrender notes for conversion during any five business day period after any five consecutive trading day period in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock for each day in that period and the conversion rate per $1,000 principal amount of notes (the "trading price condition").

     The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing price of our common stock and the conversion rate per $1,000 principal amount of notes.

     In connection with any conversion upon satisfaction of the trading price condition, the bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing price of our common stock and the conversion rate.

Conversion Upon Specified Distributions to Holders of Our Common Stock

     If we:

     - distribute to all holders of our common stock certain rights (including rights under a stockholder rights agreement) or warrants entitling them to purchase, for a period expiring within 45 days of the date of issuance, our common stock at less than the then current market price of our common stock, or

     - distribute to all holders of our common stock cash, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 7.5% of the closing price of our common stock on the trading day preceding the declaration date for such distribution, we will notify the holders of notes at least 20 days prior to the ex-dividend date for such distribution; provided that if we distribute rights pursuant to a stockholder rights agreement, we will notify the holders of the notes on the business day after we are required to give notice generally to our stockholders pursuant to such stockholder rights agreement if such date is less than 20 days prior to the date of such distribution. Once we have given the notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the specified distributions above if the holder will otherwise participate in such distribution without converting its notes.

Conversion Upon Fundamental Change

     We will notify the holders of notes and the trustee at least 10 trading days prior to the anticipated effective date of any fundamental change, as defined below under "Purchase at Holders' Option Upon Fundamental Change," that we know or reasonably should know will occur. If we do not know, and should not reasonably know, that a fundamental change will occur until a date that is within 10 trading days before the anticipated effective date of such fundamental change, we will notify the holders and the trustee promptly after we have knowledge of such fundamental change. Holders may surrender notes for conversion at any time beginning 10 trading days before the anticipated effective date of a fundamental change and until the last business day prior to the fundamental change repurchase date.

Conversion at Maturity

     Holders may surrender notes for conversion at any time during the period beginning on February 15, 2012 and ending at the close of business on the business day immediately preceding the maturity date.

Conversion Procedures

     To convert a note, a holder must:

     - complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

     - surrender the note to the conversion agent;

     - if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

     - if required, pay all transfer or similar taxes.

     On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued interest. Instead, accrued interest will be deemed paid by the shares of common stock (or any cash in lieu thereof) received by the holder on conversion. Delivery to the holder of the full number of shares of common stock into which the note is convertible (or any cash in lieu thereof), together with any cash payment of such holder's fractional shares, will thus be deemed:

     - to satisfy our obligation to pay the principal amount of a note; and

     - to satisfy our obligation to pay accrued and unpaid interest.

     As a result, accrued interest will be deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment, unless such notes have been surrendered for conversion following the regular record date immediately preceding the final interest payment date, in which case no such payment will be required.

     The conversion rate will not be adjusted for accrued interest. For a discussion of the tax treatment of a conversion of the notes, see "Certain U.S. Federal Income Tax Considerations."

     We will adjust the conversion rate for certain events, including:

          (1) issuance of our common stock as a dividend or distribution to holders of our common stock;

          (2) some subdivisions and combinations of our common stock;

          (3) the issuance to all holders of our common stock of some rights or warrants entitling them for a period expiring within 45 days of such issuance to purchase our common stock, or securities convertible into our common stock, at less than, or having a conversion price per share less than, the then current market price of our common stock;

          (4) the dividend or other distribution to all holders of our common stock of shares of capital stock, other than our common stock, or evidences of our indebtedness or our assets, including securities (but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, liquidation, dissolution, winding up, sale or conveyance resulting in a change in the conversion consideration, or pursuant to any stockholder rights plan or dividends or distributions paid exclusively in cash);

          (5) dividends or other distributions consisting exclusively of cash to all holders of our common stock; and

          (6) payments to holders in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per share exceeds the closing price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.

     In the event that we pay a dividend or make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted, unless we make an equivalent distribution to holders of notes, based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the Nasdaq Global Market or such other national or regional exchange or market on which the securities are then listed or quoted.

     In addition, the indenture provides that upon conversion of the notes, holders will receive, to the extent that we deliver shares of common stock upon such conversion, any rights related to such common stock pursuant to any future stockholder rights plan, whether or not such rights have separated from the common stock at the time of such conversion. However, there will not be any adjustment to the conversion privilege or conversion rate as a result of:

     - the issuance of such rights;

     - the distribution of separate certificates representing such rights;

     - the exercise or redemption of such rights in accordance with any rights agreement; or

     - the termination or invalidation of such rights.

     Notwithstanding the foregoing, if a holder of notes exercising its right of conversion after the distribution of rights pursuant to such rights plan in effect at the time of such conversion is not entitled to receive the rights that would otherwise be attributable (but for the date of conversion) to the shares of common stock to be received upon such conversion, if any, the conversion rate will be adjusted as though the rights were being distributed to holders of common stock on the date the rights become separable from such stock. If such an adjustment is made and such rights are later redeemed, repurchased, invalidated or terminated, then a corresponding reversing adjustment will be made to the conversion rate on an equitable basis.

     In the case of the following events (each, a "business combination"):

     - any recapitalization, reclassification or change of our common stock, other than changes resulting from a subdivision or combination;

     - a consolidation, merger or combination involving us;

     - a sale, conveyance or lease to another corporation of all or substantially all of our property and assets, other than to one or more of our subsidiaries; or

     - a statutory share exchange,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of the notes then outstanding will be entitled thereafter to convert those notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such business combination had such notes been converted into our common stock (assuming for such purposes such conversion were settled entirely in our common stock and without giving effect to any adjustment to the conversion rate with respect to a business combination constituting a fundamental change as described in

"Make Whole Premium Upon Fundamental Change") immediately prior to such business combination, except that such holders will not receive a make whole premium if such holder does not convert its notes "in connection with" the relevant fundamental change.

     In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such business combination, we will make adequate provision whereby the notes shall be convertible from and after the effective date of such business combination into the form of consideration elected by a majority of our stockholders in such business combination. Appropriate provisions will be made, as determined in good faith by our board of directors, to preserve the net share settlement provisions of the notes following such business combination to the extent feasible and to the extent we have not made a physical settlement election to solely deliver shares of common stock upon conversion of the notes. We may not become a party to any such transaction unless its terms are consistent with the foregoing provisions. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes into shares of our common stock prior to the effective date of a business combination.

     The indenture permits us to increase the conversion rate, to the extent permitted by law, for any period of at least 20 days. In that case we will give at least 15 days' notice of such increase. We may also make such increase in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any U.S. federal income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for U.S. federal income tax purposes.

     For U.S. federal income tax purposes, adjustments to the conversion rate (or failures to make such adjustments) that have the effect of increasing the holders' proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the holders. See "Certain U.S. Federal Income Tax Considerations." We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. We will not make any adjustments if holders of notes are permitted to participate in the transactions described above in clauses (1) through (6) that would otherwise require adjustment of the conversion rate. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

     Upon determining that the holders are or will be entitled to convert their notes in accordance with these provisions, we will promptly issue a press release and use our reasonable efforts to post such information on our website or otherwise publicly disclose this information.

     Notwithstanding the foregoing, in no event shall the conversion rate as adjusted in accordance with the foregoing exceed 30.3674 shares of our common stock per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

PURCHASE AT HOLDERS' OPTION UPON FUNDAMENTAL CHANGE

     If a fundamental change occurs, each holder of notes will have the right to require us to repurchase for cash all or any portion of that holder's notes that is equal to $1,000 or an integral multiple of $1,000, on the date fixed by us, which we refer to as the fundamental change purchase date, that is not less than 30 nor more than 45 days after the date we give notice of the fundamental change, at a fundamental change purchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the fundamental change purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

     Within 30 days after the occurrence of a fundamental change, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the fundamental change and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee.

     In order to exercise the repurchase right upon a fundamental change, a holder must deliver prior to the fundamental change purchase date a fundamental change purchase notice stating among other things:

     - if certificated notes have been issued, the certificate numbers of the notes to be delivered for purchase;

     - the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

     If the notes are not in certificated form, a holder's fundamental change purchase notice must comply with appropriate DTC procedures.

     A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. The notice of withdrawal must state:

     - the principal amount of the withdrawn notes;

     - if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

     - the principal amount, if any, of the notes which remains subject to the fundamental change purchase notice.

     In connection with any purchase offer in the event of a fundamental change, we will, if required:

     - comply with the provisions of Rule 13e-4, Rule 14e-1, and any other tender offer rules under the Exchange Act, which may then be applicable; and

     - file a Schedule TO or any other required schedule under the Exchange Act.

     Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of such fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note.

     If the paying agent holds money sufficient to pay the fundamental change purchase price of the note on the fundamental change purchase date in accordance with the terms of the indenture, then, on the business day immediately after the fundamental change purchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder will terminate, other than the right to receive the fundamental change purchase price upon delivery of the note.

     A "fundamental change" will be deemed to have occurred upon a change of control or a termination of trading, each as defined below.

     A "change of control" will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

     - any person, other than SPSS, any of its subsidiaries or any employee benefit plan of SPSS, files a Schedule 13D or a Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors; or

     - our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person other than to one or more of our wholly-owned subsidiaries, other than:

       - any transaction:

          - that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock, and

          - pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

       - any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

     Notwithstanding the foregoing, it will not constitute a change of control if 90% or more of the consideration for the common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters' appraisal rights) in the transaction or transactions consists of common stock or American Depositary Shares representing shares of common stock traded on a U.S. national securities exchange, or which will be so traded when issued or exchanged in connection with the transaction.

     A "termination of trading" will be deemed to have occurred if our common stock or other common stock into which the notes are convertible is neither listed for trading on a U.S. national securities exchange, nor traded in over-the-counter securities markets, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.

     For purposes of the foregoing, beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

     No notes may be purchased by us at the option of holders upon the occurrence of a fundamental change if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the fundamental change purchase price with respect to the notes.

     The preceding provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may adversely affect holders.

     Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. The occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by, the terms of our indebtedness. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a fundamental change would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness, if any.

     The definition of fundamental change includes a phrase relating to the conveyance, transfer, lease, or other disposition of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.

MAKE WHOLE PREMIUM UPON FUNDAMENTAL CHANGE

     If a fundamental change, as defined above under "Purchase at Holders' Option Upon Fundamental Change," occurs, we will pay, to the extent described below, a make whole premium if you convert your notes in connection with any such transaction by increasing the conversion rate applicable to such notes if and as required below. A conversion of the notes by a holder will be deemed for these purposes to be "in connection with" a fundamental change if the conversion notice is received by the conversion agent on or subsequent to the date 10 trading days prior to the date announced by us as the anticipated effective date of the fundamental change but before the close of business on the business day immediately preceding the related fundamental change purchase date. Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to holders of notes upon conversion. Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which the fundamental change becomes effective, which we refer to as the "effective date," and the price, which we refer to as the "stock price," paid, or deemed to be paid, per share of our common stock in the transaction constituting the fundamental change, subject to adjustment as described below. If all holders of our common stock receive cash, and only cash, in the fundamental change, the stock price shall be the cash amount paid per share of our common stock. In all other cases, the stock price shall be the average of the closing prices of our common stock for each of the 10 trading days immediately prior to but not including the effective date.

     The following table shows the amount, if any, by which the applicable conversion rate will increase for each hypothetical stock price and effective date set forth below.

  MAKE WHOLE PREMIUM UPON FUNDAMENTAL CHANGE (INCREASE IN APPLICABLE CONVERSION
                                      RATE)


STOCK PRICE ON                    MARCH 19,   MARCH 15,   MARCH 15,   MARCH 15,   MARCH 15,   MARCH 15,
EFFECTIVE DATE                      2007*        2008        2009        2010        2011        2012
--------------                    ---------   ---------   ---------   ---------   ---------   ---------


$32.93..........................    9.0569      9.0569      9.0569      9.0569      9.0569      9.0569
$35.00..........................    8.0727      7.9278      7.7130      7.4272      7.2609      7.2609
$40.00..........................    6.2394      5.9989      5.6621      5.2033      4.5095      3.6895
$45.00..........................    4.9449      4.6561      4.2607      3.7227      2.8943      0.9117
$50.00..........................    4.0057      3.6971      3.2802      2.7238      1.8796      0.0000
$60.00..........................    2.7749      2.4699      2.0739      1.5656      0.8592      0.0000
$70.00..........................    2.0350      1.7603      1.4131      0.9920      0.4655      0.0000
$80.00..........................    1.5609      1.3213      1.0274      0.6881      0.3023      0.0000
$120.00.........................    0.7154      0.5836      0.4349      0.2887      0.1455      0.0000



--------

* Original issue date of the notes.

     The actual stock price and effective date may not be set forth on the table, in which case:

     - if the actual stock price on the effective date is between two stock prices on the table or the actual effective date is between two effective dates on the table, the amount of the conversion rate adjustment will be determined by a straight-line interpolation between the adjustment amounts set forth for the two stock prices and the two effective dates on the table based on a 365-day year, as applicable;

     - if the stock price on the effective date exceeds $120.00 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made; and

     - if the stock price on the effective date is less than $32.93 per share, subject to adjustment as described below, no adjustment to the applicable conversion rate will be made.

     The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under "Conversion Procedures" above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under "Conversion Procedures," other than by operation of an adjustment to the conversion rate by virtue of the make whole premium as described above.

     Notwithstanding the foregoing, in no event will the conversion rate exceed
30.3674 shares of our common stock per $1,000 principal amount of notes, other than on account of proportional adjustments to the conversion rate in the manner set forth in clauses (1) through (4) under "Conversion Procedures" above.

     Certain continued listing standards of the Nasdaq Global Market potentially limit the amount by which we may increase the conversion rate. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our outstanding common stock under certain circumstances. Accordingly, we will not increase the conversion rate as described above beyond the maximum level permitted by these continued listing standards. We will make any such reduction in the increase to the conversion rate in good faith and, to the extent practical, pro rata in accordance with the principal amount of the notes surrendered for conversion in connection with the fundamental change. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities quoted on the Nasdaq Global Market.

     The additional shares, if any, or any cash (as applicable under the terms of the indenture) delivered to satisfy our obligations to holders that convert their notes in connection with a fundamental change will be delivered upon the later of the settlement date for the conversion and promptly following the effective date of the fundamental change transaction.

     Our obligation to deliver the additional shares or cash (as applicable under the terms of the indenture) to satisfy our obligations, to holders that convert their notes in connection with a fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

EVENTS OF DEFAULT AND ACCELERATION

     The following are events of default under the indenture:

     - default in the payment of any principal amount or fundamental change purchase price due with respect to the notes, when the same becomes due and payable, regardless of whether such payment is permitted pursuant to the subordination provisions of the indenture;

     - default in payment of any interest (including additional interest) under the notes, which default continues for 30 days, regardless of whether such payment is permitted pursuant to the subordination provisions of the indenture;

     - default in the delivery when due of all cash and any shares of common stock (as applicable under the terms of the indenture) payable upon conversion with respect to in excess of 25% of the principal amount of the notes then outstanding, which default continues for 15 days, regardless of whether such delivery is permitted pursuant to the subordination provisions of the indenture;

     - our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

     - default in the payment of principal by the end of any applicable grace period or resulting in acceleration of other indebtedness of SPSS for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $15 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or us and the trustee by the holders of at least 25% in aggregate principal amount of the notes, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would not be deemed to have occurred; and

     - certain events of bankruptcy, insolvency or reorganization affecting us or any of our significant subsidiaries.

     If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency with respect to us, the principal amount of the notes together with any accrued interest through the occurrence of such event shall automatically become and be immediately due and payable.

CONSOLIDATION, MERGERS OR SALES OF ASSETS

     The indenture provides that we may not consolidate with or merge into any person (unless we are the surviving person) or convey, transfer or lease our properties and assets substantially as an entity to another person, other than to one or more of our wholly-owned subsidiaries, unless:

     - the resulting, surviving or transferee person is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such person (if other than us) assumes all our obligations under the notes and the indenture;

     - after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

     - other conditions described in the indenture are met.

     Upon the assumption of our obligations by such person in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of our company, permitting each holder to require us to purchase the notes of such holder as described above. An assumption of our obligations under the notes and the indenture by such person might be deemed for United States federal tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

REPORTING OBLIGATIONS OF SPSS

     The indenture requires us:

     - To file in a timely fashion all reports and other information and documents which we are required to file with the Commission pursuant to
       Section 13 or 15(d) of the Exchange Act, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q,

     - Within 120 days after the end of each fiscal year of the company, to deliver to the trustee an officer's certificate stating whether the signatory knows of any default or event of default under the indenture, and describing any default or event of default and the efforts to remedy the same, and

     - During the holding period applicable to sales of the notes under Rule 144(k), upon the request of a beneficial holder of the notes or shares issued upon conversion, to deliver any other information required pursuant to Rule 144A(d)(4) under the Securities Act, to the extent required to allow such beneficial holder to sell its notes or common stock without registration under the Securities Act within the limitations of the exemption provided by Rule 144A.

     Any failure on our part to comply with our reporting obligations will result in an event of default under the indenture 60 days following our receipt of a notice of default from the trustee or holders of at least 25% of the aggregate principal amount of notes then outstanding.

MODIFICATION

     The trustee and we may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

     - alter the manner of calculation or decrease the rate of accrual of interest on the note or change the time of payment;

     - make the note payable in money or securities other than that stated in the note;

     - change the stated maturity of the note;

     - reduce the principal amount or fundamental change purchase price (including any make whole premium payable) with respect to the note;

     - make any change that adversely affects the conversion rights of a holder in any material respect other than as provided in the indenture (including, without limitation, our right to make a physical settlement election to modify the conversion obligation);

     - make any change that adversely affects the right of a holder to require us to purchase the note;

     - impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note;

     - change the currency of payment of principal of, or interest on, the note;

     - except as otherwise permitted or contemplated by provisions of the indenture concerning specified reclassification or corporation reorganizations, adversely affect the conversion rights of the note; or

     - change the provisions in the indenture that relate to modifying or amending the indenture.

     Without the consent of any holder of notes, the trustee and we may amend the indenture:

     - to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

     - to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

     - to secure our obligations in respect of the notes;

     - to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

     - to comply with the requirements of the Commission in order to effect or maintain qualification of the indenture under the Trust Indenture Act of 1939, as amended, as contemplated by the indenture or otherwise;

     - to cure any ambiguity, omission, defect or inconsistency in the indenture; or

     - to make any change that does not adversely affect the rights of the holders of the notes in any material respect.

     The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

     - waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; or

     - waive any past default under the indenture and its consequences, except a default in the payment of any amount due, or in the obligation to deliver common stock or cash, with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

DISCHARGE OF THE INDENTURE

     We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

CALCULATIONS IN RESPECT OF NOTES

     We are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the average market prices of the notes and of our common stock. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

GOVERNING LAW

     The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     LaSalle Bank National Association is the trustee, registrar, paying agent and conversion agent under the indenture for the notes. From time to time, we maintain deposit accounts and other banking relationships with the trustee in the ordinary course of business.

GLOBAL NOTES; BOOK ENTRY; FORM

     The notes were issued in the form of a global security. The global security has been deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a member of the Federal Reserve System

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to procedures established by DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security is shown on, and the transfer of those beneficial interests are effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

     Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

     Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including any additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

REGISTRATION RIGHTS

     We entered into a registration rights agreement with the initial purchaser. Pursuant to the registration rights agreement, we filed with the Commission a shelf registration statement, of which this prospectus is a part, covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We will use our commercially reasonable efforts to keep the registration statement effective until the earlier of (1) the sale pursuant to the shelf registration statement of the notes and all of the shares of common stock issuable upon conversion of the notes, (2) the date when the holders, other than holders that are our "affiliates," of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor Rule thereto or otherwise and
(3) the date that is two years from the original issuance of the notes offered hereby.

     We will provide to each registered holder copies of the prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement, which are applicable to that holder, including certain indemnification provisions.

     We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement, without incurring or accruing any obligation to pay additional interest, if our board of directors determines to do so for valid business reasons, including circumstances relating to pending corporate developments and similar events or public filings with the Commission for a period not to exceed 45 days in any three-month period and not to exceed an aggregate of 90 days in any twelve-month period. We need not specify the nature of the event giving rise to a suspension in any notice of a suspension provided to the holders.

     If:

          (a) the registration statement shall cease to be effective or fails to be usable, except as permitted in the preceding paragraph, without being succeeded within seven business days by a post-effective amendment or a report filed with the Commission pursuant to the Exchange Act that cures the failure of the registration statement to be effective or usable; or

          (b) the prospectus has been suspended as described in the preceding paragraph longer than the period permitted by such paragraph,

each a "registration default," additional interest will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the interest payment due on the first interest payment date following the date on which such additional interest begins to accrue, and will accrue at an additional rate per year equal to:

     - 0.25% of the principal amount of the notes to and including the 90th day following such registration default; and

     - 0.50% of the principal amount of the notes from and after the 91st day following such registration default.

     In no event will additional interest accrue after the second anniversary of the date of original issuance of any of the notes or at a rate per year exceeding 0.50% of the principal amount of the notes. We will have no other liabilities for monetary damages with respect to any registration default. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive any additional interest with respect to such common stock or the principal amount of the notes converted. In no event will additional interest be payable in connection with a registration default relating to a failure to register the common stock deliverable upon a conversion of the notes. For avoidance of doubt, if we fail to register both the notes and the common stock deliverable upon conversion of the notes, then additional interest will be payable in connection with the registration default relating to the failure to register the notes.

                           DESCRIPTION OF COMMON STOCK

GENERAL

Authorized Capital Stock

     Under our certificate of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock, $0.01 par value per share.

Common Stock

     Each holder of our common stock is entitled to one vote for each share of our common stock held of record on the applicable record date in the election of directors and on all other matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights.

Dividend Rights; Rights Upon Liquidation

     The holders of our common stock are entitled to receive pro rata, from funds legally available, dividends when and as declared by resolution of our board of directors. In the event of liquidation, each share of our common stock is entitled to share pro rata in any distribution of our assets after provision for the payment of all liabilities.

Other Matters

     Holders of our common stock have no preemptive, conversion or other subscription rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities. There are no redemption rights or sinking fund provisions with respect to the common stock. Holders of common stock are not subject to further call or assessment.

Common Stock Purchase Rights

     A common stock purchase right is attached to each share of our common stock. This common stock purchase right entitles its holder to purchase from us one share of our common stock at a price of $175 per share upon the earlier to occur of (i) 10 days following a public announcement that a person has acquired beneficial ownership of 15% or more of the outstanding shares of our common stock or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer by a person that would result in such person becoming the beneficial owner of 15% or more of the outstanding shares of our common stock. Until such time, these common stock purchase rights are not exercisable and are not freely tradable separate from the common stock.

     At such time as a person acquires beneficial ownership of 15% or more of the outstanding shares of our common stock (such person being referred to as an "acquiring person") then each holder of a common stock purchase right, other than the acquiring person, shall have the right to receive, upon exercising the right, that number of shares of common stock having a market value of two times the exercise price of the common stock purchase right. If at any time after a person has become an "acquiring person," SPSS is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, then each holder of a common stock purchase right shall have the right to receive, upon exercising the right, that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the common stock purchase right, or in circumstances such as where the common stock purchase right cannot be exercised for stock, an amount of cash equal to the value of such common stock purchase rights shall be paid. The common stock purchase rights will expire on June 18, 2008 unless their expiration date is extended or unless the common stock purchase rights are earlier redeemed. We may redeem the common stock purchase rights, in whole but not in part, at a price of $0.01 per common stock purchase right at any time before they become exercisable.

     The common stock purchase rights, which are intended to ensure that our stockholders receive fair and equal treatment in the event of a proposed takeover of SPSS, may have an anti-takeover effect by delaying, deferring or preventing a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by the stockholder.

ANTI-TAKEOVER EFFECTS OF VARIOUS PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND OUR BY-LAWS

     Provisions of our certificate of incorporation and by-laws, which are summarized below, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board of Directors

     Our certificate of incorporation and by-laws provide for a board of directors divided into three classes, with the classes to be as nearly equal in number as reasonably possible and one class to be elected each year to serve for a three-year term. The provision for a classified board will have the effect of making it more difficult for stockholders to change the composition of our board.

Removal of Directors For Cause; Filling Vacancies

     Our certificate of incorporation and by-laws provide that our board of directors will consist of not less than five nor more than nine members, the exact number of which will be fixed from time to time by a resolution adopted by directors constituting a majority of the total number of directors that we would have if there were no vacancies on our board.

     Under the General Corporation Law of the State of Delaware, or the DGCL, unless otherwise provided in our certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our certificate of incorporation and by-laws provide that directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the issued and outstanding shares of our capital stock entitled to vote in an election of directors. Our certificate of incorporation and by-laws also provide that any vacancies or newly created directorships on our board may be filled by a majority of the board then in office, even if less than a quorum. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the vacancy occurred or the new directorship was created and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the board of directors shall have the effect of removing or shortening the term of any incumbent director.

     The provisions for removing directors and filling vacancies will make it more difficult for a stockholder to remove incumbent directors and simultaneously gain control of the board by filling vacancies created by such removal with its own nominees.

Special Meetings of Stockholders

     Our certificate of incorporation and by-laws provide that a special meeting of stockholders may be called only by the chairman of our board of directors or a majority of the total number of directors which we would have if there were no vacancies on our board. Our certificate of incorporation and by-laws deny stockholders the right to call a special meeting of stockholders.

Stockholder Action by Written Consent

     Our certificate of incorporation and by-laws require all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting, and deny the ability of stockholders to act by written consent without a meeting.


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Amendment of Certificate of Incorporation and By-laws

     The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation's certificate of incorporation or by-laws, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation generally requires the approval of the holders of at least 80% of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors to amend any provisions of our certificate of incorporation relating to the number, election and term of our directors; the removal of directors and filling of vacancies on the board; the inability of stockholders to call a special meeting; and the prohibition of stockholder action without a meeting. Our certificate of incorporation and by-laws provide that the holders of at least 80% of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors have the power to amend or repeal our by-laws. In addition, our certificate of incorporation and by-laws grant our board of directors the authority to amend and repeal our bylaws without a stockholder vote.

Other Constituencies Provision

     Our certificate of incorporation provides that, in evaluating whether a tender offer, merger or other acquisition proposal by a third party is in the best interests of us and our stockholders, the board of directors must give due consideration to all relevant factors, including the social and economic effects on (i) our employees, customers and suppliers, (ii) other constituencies of us and our subsidiaries and (iii) the communities in which we and our subsidiaries do business. The extent to which the directors may rely on this provision under the DGCL is uncertain.

Advance Notice Procedures

     Our by-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors, or to bring other business before an annual meeting of our stockholders (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, our board, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of our board or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. If the chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be. The Stockholder Notice Procedure may have the effect of precluding a contest for the election of directors or the introduction of a stockholder proposal.

DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that subject to certain exceptions, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the DGCL, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time

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

within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person. Under certain circumstances, Section 203 of the DGCL makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203 of the DGCL.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Computershare Investor Services, LLC, 2 North LaSalle Street, Chicago, Illinois 60602.


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             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section is a discussion of the certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes or common stock. The summary generally applies only to beneficial owners of the notes that hold the notes and common stock as "capital assets" (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner's circumstances (for example, persons subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or a U.S. Holder (as defined below) whose "functional currency" is not the U.S. dollar). Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, and persons holding notes or common stock as part of a hedging or conversion transaction or a straddle, or persons deemed to sell notes or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

U.S. HOLDERS

     As used herein, the term "U.S. Holder" means a beneficial owner of the notes or the common stock into which the notes may be converted that, for U.S. federal income tax purposes is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, or (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source. A trust is a U.S. Holder if it (1) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of the notes or the common stock into which the notes may be converted (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. Holder.

     If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note or common stock acquired upon conversion of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note or common stock acquired upon conversion of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes and the common stock into which the notes may be converted.


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

Taxation of Stated Interest

     U.S. Holders will be required to recognize as ordinary income any stated interest paid or accrued on the notes, in accordance with their regular method of tax accounting, subject to the exception described below under "Amortizable Bond Premium".

     A U.S. Holder may make an election to include in gross income all interest that accrues on a note (including stated interest, Additional Interest, market discount and de minimis market discount, as adjusted by any amortizable bond premium) in accordance with a constant yield method based on the compounding of interest (a "constant yield election"). Such election applies on a note-by-note basis, and may be revoked only with the permission of the IRS.

Market Discount

     If a U.S. Holder purchases a note for an amount that is less than its stated redemption price at maturity (i.e. the par amount of the note), the amount of the difference will be treated as market discount for federal income tax purposes, unless this difference is less than a specified de minimis amount.

     A U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount accrued on the note at the time of the payment or disposition. In general, the amount of market discount that has accrued is determined on a ratable basis, with an equal amount of market discount allocated to each day of every accrual period, unless this market discount has been previously included in income by the U.S. Holder pursuant to an election by the U.S. Holder to include market discount in income as it accrues, or pursuant to a constant yield election by the U.S. Holder as described under "Stated Interest" above. Market discount that is included in income as it accrues will result in an increase in the U.S. Holder's tax basis in the note. An election to include market discount currently applies to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If the note is disposed of in certain nontaxable transactions (not including its conversion into common stock), accrued market discount will be included as ordinary income to the U.S. Holder as if such U.S. Holder had sold the note in a taxable transaction at its then fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the note or its earlier disposition (including certain nontaxable transactions, but not including its conversion into Common Stock), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

     Upon conversion of a note acquired at a market discount, any market discount not previously included in income (including as a result of the conversion) will carryover to the common stock received. Any such market discount that is carried over to common stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of the common stock. Whether a U.S. Holder that converts a note with market discount into cash and shares of our common stock is required to recognize income with respect to all or a portion of its accrued market discount not previously included in income is uncertain. Prospective purchasers should consult their own tax advisors as to the tax treatment of the conversion of a note for cash and shares of our common stock.

Amortizable Bond Premium

     If a U.S. Holder's tax basis in a note, immediately after the purchase, is greater than the stated redemption price at maturity of the note, the holder will be considered to have purchased the note with amortizable bond premium. In general, amortizable bond premium with respect to any note will be equal in amount to the excess, if any, of the tax basis (reduced as set forth in the following sentence) over the stated redemption price at maturity of the note. For this purpose only, a holder's tax basis in a note is reduced by an amount equal to the value of the option to convert the note into common stock; the value of this conversion option may be determined under any reasonable method. The U.S. Holder may elect to amortize any such bond premium, using a constant yield method, over the remaining term of the note. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such Holder's income with respect to the note in that accrual period, and any excess

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

over the stated interest may be deductible over the term of the note. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

     If a U.S. Holder makes a constant yield election (as described under "Stated Interest" above) for a note with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the holder's debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Additional Payments

     In general, if a note provides for contingent payments other than stated principal and interest, the holder may be required to accrue interest income at a rate higher than the stated interest rate and treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, conversion or retirement of a note before the resolution of the contingencies. In certain circumstances, holders of our notes could receive payments in excess of stated principal and interest. If we do not comply with our obligations under the registration rights agreement, such non-compliance may result in the payment of predetermined additional interest (the "Additional Interest") in the manner described under "Description of Notes -- Registration Rights." In addition, under certain circumstances we may be required to increase the conversion rate in connection with certain fundamental changes, as described under "Description of Notes -- Conversion Rights -- Make Whole Premium Upon Fundamental Changes." We intend to take the position for U.S. federal income tax purposes that the notes should not be subject to the special rules applicable to contingent payment debt instruments. Instead, we intend to take the position that any payments of the Additional Interest should be taxable to you as ordinary interest income when received or accrued, in accordance with your usual method of tax accounting, and that any additional consideration resulting from an increase to the conversion rate pursuant to a make-whole fundamental change should be taken into account in the manner described under "Constructive Distributions" upon a conversion of the notes. This position is based in part on our determination that as of the date of issuance of the notes, such payments and such increase are "remote" or "incidental" contingent payments within the meaning of applicable Treasury Regulations. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent payment debt instruments. Our position in this regard is binding on a holder unless the holder discloses a contrary position to the IRS. However, this position is not binding on the IRS and the IRS may take a contrary position from that described above, which could affect the timing and character of both holders' income from the notes and our deductions with respect to the notes. In the event we pay Additional Interest or the conversion rate is increased pursuant to a make-whole fundamental change, holders should consult their own tax advisors regarding the treatment of such payments. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Disposition of Notes

     Subject to the market discount rules described above, a U.S. Holder generally will recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other taxable disposition (other than conversion of a note into cash and shares of our common stock, the U.S. federal income tax consequences of which are described under "U.S. Holders -- Conversion of Notes" below). The U.S. Holder's gain or loss will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest) and the holder's tax basis in the note. The U.S. Holder's tax basis in the note will generally equal the amount the holder paid for the note (increased by the amount of market discount, if any, previously included in income and decreased by the amount of amortized bond premium). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest in income, subject to the exception described under "Amortizable Bond Premium" above. Subject to the market discount rules described above, the gain or loss recognized by the U.S. Holder on the disposition of the note will be long-term capital gain or loss if the

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

holder held the note for more than one year, or short-term capital gain or loss if the holder held the note for one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20%). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

Conversion of Notes

     A U.S. Holder generally will not recognize any income, gain or loss on the conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock and the fair market value of any common stock attributable to accrued and unpaid interest, subject to the discussion under "U.S. Holders -- Constructive Distributions" below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The U.S. Holder's aggregate tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest) will equal the U.S. Holder's tax basis in the note. The U.S. Holder's holding period in the common stock (other than shares attributable to accrued interest) will include the holding period in the note.

     Upon conversion of a note solely into cash, a U.S. Holder generally will be subject to the rules described under "U.S. Holders -- Sale, Exchange, Redemption or Other Disposition of Notes" above.

     The tax consequences of the conversion of a note into cash and shares of our common stock are not entirely clear. A U.S. Holder may be treated as exchanging the note for our common stock and cash in a recapitalization for U.S. federal income tax purposes. In such case, the U.S. Holder would not be permitted to recognize loss, but would be required to recognize gain. The amount of gain recognized by a U.S. Holder would equal the lesser of (i) the excess (if any) of (A) the amount of cash received (excluding any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest) plus the fair market value of our common stock received (treating a fractional share of our common stock as issued and received for this purpose and excluding any such common stock that is attributable to accrued and unpaid interest) upon conversion over (B) the U.S. Holder's tax basis in the converted note, and (ii) the amount of cash received upon conversion (other than any cash received in lieu of a fractional share of our common stock and any cash received attributable to accrued and unpaid interest). Subject to the discussion under "U.S. Holders -- Constructive Distributions" below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend and to the market discount rules described above, the gain recognized by a U.S. Holder upon conversion of a note will be long-term capital gain if the holder held the note for more than one year, or short-term capital gain if the holder held the note for one year or less, at the time of the conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum 15% federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20%). Short-term capital gains are taxed at ordinary income rates. The U.S. Holder's tax basis in the common stock received (including any fractional share for which cash is paid, but excluding shares attributable to accrued and unpaid interest) generally would equal the tax basis of the converted note, decreased by the amount of cash received (other than cash in lieu of a fractional share of common stock and any cash attributable to accrued and unpaid interest), and increased by the amount of gain (if any) recognized upon conversion (other than any gain recognized as a result of cash received in lieu of a fractional share of common stock). The U.S. Holder's holding period in the common stock (other than shares attributable to accrued and unpaid interest) would include the holding period in the converted note.

     Alternatively, the conversion of a note into cash and shares of our common stock may be treated as in part a payment in redemption for cash of a portion of the note and in part a conversion of a portion of the note into common stock. In such case, a U.S. Holder's aggregate tax basis in the note would be allocated between the portion of the note treated as redeemed and the portion of the note treated as converted into common stock on a pro rata basis. Subject to the market discount rules described above, the U.S. Holder generally would recognize capital gain or loss with respect to the portion of the note treated as redeemed equal to the difference between the amount of cash received by the U.S. Holder (other than amounts

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

attributable to accrued and unpaid interest) and the U.S. Holder's tax basis in the portion of the note treated as redeemed. See "U.S. Holders -- Sale, Exchange, Redemption or Other Disposition of Notes" above.

     With respect to the portion of the note treated as converted, a U.S. Holder generally would not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of common stock and common stock received attributable to accrued and unpaid interest), subject to the discussion under "U.S. Holders -- Constructive Distributions" below regarding the possibility that the adjustment to the conversion rate of a note converted in connection with a fundamental change may be treated as a taxable stock dividend. The tax basis allocated to the portion of the note treated as converted into common stock would be the U.S. Holder's tax basis in the common stock (including any fractional share for which cash is paid, but excluding shares attributable to accrued interest). The U.S. Holder's holding period in the common stock (other than shares attributable to accrued interest) would include the holding period in the converted note.

     It is also possible that the U.S. Holder would be treated as converting the note in its entirety into our common stock, and then selling a portion of the common stock to us in a deemed redemption. The tax consequences of such a deemed redemption would depend in part upon whether the transaction was treated as a dividend for U.S. federal income tax purposes. U.S. Holders are urged to consult with their own tax advisors regarding the U.S. federal income taxes of a redemption of our common stock.

     With respect to cash received in lieu of a fractional share of our common stock, a U.S. Holder would be treated as if the fractional share were issued and received and then immediately redeemed for cash. Accordingly, the U.S. Holder generally would recognize gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the common stock (determined as discussed above) attributable to the fractional share.

     Any cash and the value of any portion of our common stock that is attributable to accrued and unpaid interest on the notes not yet included in income by a U.S. Holder would be taxed as ordinary income, subject to the exception described under "Amortizable Bond Premium" above. The basis in any shares of common stock attributable to accrued and unpaid interest would equal the fair market value of such shares when received. The holding period in any shares of common stock attributable to accrued and unpaid interest would begin on the day after the date of conversion.

     A U.S. Holder that converts a note between a record date for an interest payment and the next interest payment date and consequently receives a payment of cash interest, as described in "Description of Notes -- Conversion Procedures", should consult its own tax advisor concerning the appropriate treatment of such payments.

U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF CONVERTING THEIR NOTES INTO CASH OR A COMBINATION OF CASH AND OUR COMMON STOCK.

     In the event that we undergo a business combination as described under "Description of Notes -- Conversion Rights -- Conversion Procedures," the conversion obligation may be adjusted so that holders would be entitled to convert the notes into the type of consideration that they would have been entitled to receive upon such business combination had the notes been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive a make whole premium unless such notes are converted in connection with the relevant fundamental change. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding debentures, which may be a taxable event for U.S. federal income tax purposes.

U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF SUCH AN ADJUSTMENT UPON A BUSINESS COMBINATION.

Distributions

     If, after a U.S. Holder acquires our common stock upon a conversion of a note, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a

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

U.S. Holder's income when paid. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder's investment, up to the U.S. Holder's tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividend received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied. Subject to certain exceptions, dividends received by non-corporate U.S. Holders currently are taxed at a maximum rate of 15% (effective for tax years through 2010), provided that certain holding period requirements are met.

Constructive Distributions

     The terms of the notes allow for changes in the conversion rate of the notes under certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders may be treated as though they received a taxable distribution in the form of our common stock. A taxable constructive stock distribution would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our stockholders. The adjustment to the conversion rate of notes converted in connection with a change in control, as described under "Description of Notes
-- Conversion Rights -- Make Whole Premium Upon a Fundamental Change" above, also may be treated as a taxable stock distribution. Not all changes in the conversion rate that result in noteholders' receiving more common stock on conversion, however, increase the noteholders' proportionate interests in us. For instance, a change in conversion rate could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made pursuant to bona fide reasonable adjustment formula, are not treated as constructive stock distributions. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock distribution to the stockholders. Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock would be treated for U.S. federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property. They would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient's tax basis in its note or common stock (as the case may be) being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder's investment in its note or common stock (as the case may be) or as capital gain. U.S. Holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described in the previous paragraph as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale or Exchange of Common Stock

     A U.S. Holder generally will recognize capital gain or loss on a sale or exchange of common stock. The U.S. Holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's tax basis in the stock. The proceeds received by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder's holding period in the common stock is more than one year, or short-term capital gain or loss if the holder's holding period in the common stock is one year or less, at the time of the transaction. Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20%). Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder (as defined above).


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Taxation of Interest

     Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder's country of residence), collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the Non-U.S. Holders certify their nonresident status as described below.

     The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

     - owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

     - is a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

     - is a "controlled foreign corporation" that is related, directly or indirectly, to us through sufficient stock ownership; or

     - is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected (and, if an income tax treaty is applicable, such interest payments are attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder) (see the discussion under "Non-U.S. Holders -- Income or Gains Effectively Connected with a U.S. Trade or Business" below).

     In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation's voting stock.

     The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment. If the Non-U.S. Holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The Non-U.S. Holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Additional Interest

     Absent further relevant guidance from the IRS, we may treat payments of additional interest, if any, to Non-U.S. Holders as described above under "Description of Notes -- Registration Rights" as subject to U.S. federal withholding tax. Therefore, we may withhold on such payments at a rate of 30% unless we timely receive a properly executed IRS Form W-8BEN or W-8ECI from the Non-U.S. Holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty or are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business (and, if an income tax treaty is applicable, that any gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder). If we withhold tax from any payment of additional interest made to a Non-U.S. Holder and such payment were determined not to be subject to U.S. federal income tax, a Non-U.S. Holder generally would be entitled to a refund of any tax withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes

     Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of notes (other than with respect to payments attributable to accrued interest, which will be taxed as described under "Non-U.S. Holders -- Taxation of Interest" above), unless:

     - the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which case the gain would be subject to tax as described below under "Non-U.S. Holders -- Income or Gains Effectively Connected with a U.S. Trade or Business";

     - the Non-U.S. Holder was a citizen or resident of the United States and is subject to certain special rules that apply to expatriates;

     - subject to certain exceptions, the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

     - the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

     The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of notes by a Non-U.S. Holder if we currently are, or were at any time within five years (or, if shorter, the Non-U.S. Holder's holding period for the notes disposed of) before the transaction, a "U.S. real property holding corporation" (or USRPHC). In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets. We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

     Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note, including any taxable constructive stock dividends resulting from certain adjustments (or failure to make adjustments) to the number of shares of common stock to be issued on conversion (as described under "U.S. Holders - Constructive Distributions" above) generally will be subject to U.S. withholding tax at a 30% rate. Withholding tax applicable to any taxable constructive stock dividends received by a Non-U.S. Holder may be withheld from interest on the notes, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the Non-U.S. Holder. The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder should demonstrate its entitlement to treaty benefits by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form. A Non-U.S. Holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Dividends on the common stock that are effectively connected with a Non-U.S. Holder's conduct of a U.S. trade or business are discussed below under "Non-U.S. Holders -- Income or Gains Effectively Connected with a U.S. Trade or Business."

Sale of Common Stock

     Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax on any gains realized on the sale or exchange of common stock, unless the exceptions described under "Non-U.S. Holders -- Sale, Exchange, Redemption, Conversion or Other Disposition of Notes" above apply.

Income or Gains Effectively Connected With a U.S. Trade or Business

     The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the notes or common stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. Holders. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form. If the Non-U.S. Holder is a corporation (or an entity treated as a corporation for U.S. income tax purposes), that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a "branch profits tax." The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payers to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The backup withholding tax rate is currently 28% (and is scheduled to increase to 31% in 2011).

     Payments of interest or dividends to U.S. Holders of notes or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements. Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

     We must report annually to the IRS the interest and/or dividends paid to each Non-U.S. Holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under "Non-U.S. Holders -- Taxation of Interest" and "Non-U.S.
Holders -- Dividends" above. Copies of these reports may be made available to tax authorities in the country where the Non-U.S. Holder resides. Payments to Non-U.S. Holders of dividends on our common stock or interest on the notes may be subject to backup withholding unless the Non-U.S. Holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form. Payments made to Non-U.S. Holders by a broker upon a sale of the notes or our common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its non-U.S. status or otherwise establishes an exemption.

     Any amounts withheld from a payment to a U.S. Holder or Non-U.S. Holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

                              PLAN OF DISTRIBUTION

     The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible from time to time directly or alternatively, through underwriters, broker-dealers or agents. If the notes or the common stock are sold through underwriters or broker-dealers, the selling holder will be responsible for underwriting discounts or commissions or agent's commissions and their professional fees. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The notes and the common stock into which the notes are convertible may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     Such sales may be effected in transactions (which may involve cross or block transactions):

     - on any national securities exchange or quotation service on which the notes or common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     - through the writing of options (including the issuance of derivative securities) whether the options or such other derivative securities are listed on an options or other exchange or otherwise;

     - through the settlement of short sales; or

     - or any combination of the foregoing.

     In connection with the sale of notes and the common stock into which the notes are convertible or otherwise, the selling holders may (A) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock in the course of the hedging positions they assume, (B) sell notes and the common stock and deliver notes and the common stock to close out short positions, (C) loan or pledge notes and the common stock to broker-dealers or other financial institutions that in turn may sell such securities, (D) enter into option and other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of notes or the common stock which the broker-dealer or other financial institution may resell pursuant to this prospectus, or (E) enter into transactions in which a broker-dealer makes purchases as a principal for its own account or through other types of transactions.

     The selling holders may pledge or grant a security interest in some or all of the notes or common stock owned by it and if it defaults, in the performance of its secured obligations, the pledges or secured parties may offer and sell the notes or common stock from time to time pursuant to this prospectus. The selling holders also may transfer and donate notes or common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling holders for purposes of this prospectus.

     We have no plans to list the notes on a securities exchange. Although the notes sold to qualified institutional buyers under Rule 144A are eligible for trading in The PORTAL(SM) Market, any notes resold pursuant to this prospectus will no longer trade in The PORTAL(SM) Market.

     In order to comply with the securities laws of some jurisdictions, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.


     The selling holders and any underwriters, dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of the Securities Act. To the extent that any selling holders are broker-dealers, they are deemed to be, under interpretations of the Commission, "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations) and the provisions of the Securities Act relating to prospectus delivery, in connection with any offering of the notes and common stock into which the notes are convertible pursuant to this prospectus. The selling holders have agreed that neither they nor any person acting on their behalf will engage in any transaction in violation of such provisions.

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder is not required to sell any notes or common stock described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock issuable upon conversion of the notes under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and SPSS and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incident to the offering and sale of the notes and the common stock.

                                  LEGAL MATTERS

     The validity of the notes and common stock offered hereby will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois.

                                     EXPERTS

     The consolidated financial statements and schedules as of and for the two years ended December 31, 2006 and 2005, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference in this registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share - Based Payment), and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements and schedule of SPSS Inc. for the year ended December 31, 2004 have been incorporated by reference herein and have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the Commission under the Securities Act to register the securities offered by means of this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information identified in the registration statement. For further information about us and the securities offered by means of this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

     We are subject to the information and periodic reporting requirements of the Exchange Act. In accordance with those requirements, we file annual, quarterly and special reports, proxy statements and other information with the Commission. You can read and copy any document we file at the Commission's public reference rooms at the following location:



                               100 F Street, N.E.
                             Washington, D.C., 20549



     You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms and the procedure for obtaining copies.

     The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The documents that we file with the Commission, including the registration statement, are available to investors on this web site. You can log onto the Commission's web site at http://www.sec.gov. Certain information is also available on our website at http://www.spss.com.

                           INCORPORATION BY REFERENCE

     The Commission allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you by referring to those documents. As a result, you may need to review other documents filed by us with the Commission to obtain more information.

     The information contained in the documents we incorporate by reference is considered a part of this prospectus. Additionally, because information concerning us, whether contained in this prospectus or in a document incorporated by reference, will be amended or superseded by more current information contained in later filed documents, the information that we file with the Commission after the date of this prospectus will update and supersede older information contained in, or incorporated by reference into, this prospectus.

     We incorporate by reference into this prospectus all the documents listed below:

     1. our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 2, 2007;


     2. our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, filed August 1, 2007;



     3. our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 2, 2007;



     4. our Current Reports on Form 8-K filed on January 9, 2007, February 9, 2007, March 15, 2007, March 22, 2007 and June 6, 2007; and



     5. the description of our common stock contained in our registration statement filed with the Commission on Form 8-A dated August 4, 1993, as amended by Form 8-A12G/A dated August 31, 2004, pursuant to Section 12 of the Exchange Act.


     In addition to the documents listed above, we incorporate by reference into this prospectus all documents that we file with the Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and until all of the securities being offered by means of this prospectus have been sold or the registration statement which we have filed with the Commission relating to the securities ceases to be effective; provided, however, that unless otherwise stated, nothing contained herein shall be deemed to incorporate by reference into this prospectus information furnished to, but not filed with, the Commission.

     We will deliver at no cost a copy of any document incorporated by reference into this prospectus but not delivered with this prospectus to anyone who receives this prospectus. Exhibits filed with the documents that are incorporated by reference into this prospectus will be delivered only if the exhibits have been specifically incorporated by reference. Requests for any of these documents may be made in writing or orally and should be directed to:
Corporate Secretary, SPSS Inc., 233 South Wacker Drive, Chicago, Illinois 60606,
(312) 651-3000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We shall bear all expenses in connection with the offering of the securities being registered pursuant to this registration statement. The following table sets forth an estimate of the fees and expenses payable by us in connection with the offering of the securities registered pursuant to this registration statement. All of the fees and expenses, except for the registration fee, are estimated:



Registration Statement fee.....................................  $  4,605
Legal fees and expenses........................................  $ 50,000
Accounting fees and expenses...................................  $ 85,000
Trustee fees and expenses......................................  $ 10,000
Printing and engraving.........................................  $ 35,000
Miscellaneous..................................................  $ 10,000
                                                                 --------
Total..........................................................  $194,605


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The SPSS certificate of incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against, and with respect to, threatened, pending or completed actions, suits or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of SPSS or of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of SPSS if the acts or omissions occurred, or were or alleged to have occurred, while such party was a director or officer of SPSS. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he or she acted in good faith and in a manner which was reasonably believed to be in, or not opposed to, the best interests of SPSS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action, suit or proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

     In addition, Section 145 provides that a corporation may indemnify any person made a party to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonable incurred in connection therewith.

     Under the applicable provisions of the Delaware General Corporation Law, any indemnification described above shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper under the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made:

     (1) by the board of directors by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum; or

     (2) by a committee of directors who are not parties to the action, suit or proceeding, as designated by a majority vote of such directors, even though less than a quorum; or

     (3) if no directors who are not parties to the action, suit, or proceeding exist, or if such directors so direct, by independent legal counsel in a written opinion; or

     (4) by the affirmative vote of a majority of the shares entitled to vote thereon.

     SPSS has indemnification agreements with each of its directors and with Raymond Panza, its Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary. The indemnification agreements provide certain indemnification rights in addition to those available to such persons pursuant to the SPSS certificate of incorporation. The indemnification agreements provide that SPSS shall indemnify and advance expenses to the indemnified persons as provided in the indemnification agreements and to the fullest extent permitted by applicable law in effect on the date of the indemnification agreements and to such greater extent as applicable law may thereafter from time to time permit. Other than with respect to proceedings by or in the right of SPSS, the indemnification agreements provide for indemnification of expenses, judgments, fines and amounts paid in settlement related to the indemnified person serving as a director or officer of SPSS if the indemnified person acted in good faith and in a manner such indemnified person reasonably believed to be in or not opposed to the best interests of SPSS, and, with respect to any criminal proceeding, had no reasonable cause to believe that such indemnified person's conduct was unlawful. With respect to proceedings by or in the right of SPSS, the indemnification agreements provide for indemnification of expenses related to the indemnified person serving as a director or officer of SPSS if the indemnified person acted in good faith and in a manner such indemnified person reasonably believed to be in or not opposed to the best interests of SPSS; provided, however, that no indemnification against such expenses shall be made in respect of any claim, issue or matter as to which such indemnified person has been adjudged to be liable to SPSS unless and only to the extent that the Court of Chancery or the court in which such proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such indemnified person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 16.  EXHIBITS


                                                                            Incorporation
Exhibit                                                                      by Reference
 Number                       Description of Document                      (if applicable)
-------                       -----------------------                      ---------------


   4.1    Certificate of Incorporation of SPSS.                              (a), Ex. 3.2
   4.2    By-Laws of SPSS.                                                   (a), Ex. 3.4
   4.3    Amended and Restated Rights Agreement, dated as of August 31,      (b), Ex. 4.2
          2004, by and between SPSS Inc. and Computershare Investor
          Services LLC, as Rights Agent.
   4.4    Indenture related to the 2.50% Convertible Subordinated Notes      (c), Ex. 4.1
          due 2012, dated as of March 19, 2007, between SPSS Inc. and
          LaSalle Bank National Association, as Trustee (including form of 2.50% Convertible Subordinated Notes due 2012).
   4.5    Registration Rights Agreement, dated as of March 19, 2007,         (c), Ex. 4.2
          between SPSS Inc. and Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.
   5.1    Opinion of Mayer, Brown, Rowe & Maw LLP.*
  12.1    Statement of Computation of Ratio of Earnings to Fixed
          Charges.
  23.1    Consent of Grant Thornton LLP.
  23.2    Consent of KPMG LLP.
  23.3    Consent of Mayer, Brown, Rowe & Maw LLP.*
  24.1    Power of Attorney.*
  25.1    Form T-1, Statement of Eligibility of the Trustee under the
          Indenture.*



--------

(a) Previously filed with Amendment No. 2 to the Registration Statement on Form S-1 of SPSS Inc. filed on August 4, 1993 (File No. 33-64732).

(b) Previously filed with the Form 8-A12G/A of SPSS Inc. filed on August 31, 2004 (File No. 000-22194).

(c) Previously filed with the Current Report on Form 8-K dated March 19, 2007, filed on March 22, 2007 (File No. 000-22194).


   *    Previously filed.


ITEM 17.  UNDERTAKINGS

     SPSS hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement;

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that the undertakings set forth in clauses (i),
          (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

           (i) Each prospectus filed by SPSS pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

           (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2),
     (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or
     (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of the securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or
     Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, SPSS certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on August 31, 2007.


                                        SPSS INC.

                                        By: /s/ JACK NOONAN
                                            ------------------------------------
                                            Jack Noonan
                                            President and Chief Executive
                                            Officer

                                POWER OF ATTORNEY




     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.


          Signature                             Title                          Date
          ---------                             -----                          ----



              *                   Chairman of the Board of Directors     August 31, 2007
----------------------------
        Norman H. Nie

     /s/ JACK NOONAN              President, Chief Executive Officer     August 31, 2007
----------------------------                 and Director
         Jack Noonan

  /s/ RAYMOND H. PANZA           Executive Vice President, Corporate     August 31, 2007
----------------------------     Operations, Chief Financial Officer
      Raymond H. Panza                      and Secretary

   /s/ MARC D. NELSON            Vice President, Corporate Controller    August 31, 2007
----------------------------       and Principal Accounting Officer
       Marc D. Nelson

              *                                Director                  August 31, 2007
----------------------------
    Charles R. Whitchurch

              *                                Director                  August 31, 2007
----------------------------
        Merritt Lutz

              *                                Director                  August 31, 2007
----------------------------
        Michael Blair

              *                                Director                  August 31, 2007
----------------------------
      William B. Binch

              *                                Director                  August 31, 2007
----------------------------
      Michael E. Lavin

                        * /s/  Raymond H. Panza
                       --------------------------
                            Raymond H. Panza
                           (Attorney-in-fact)


                                    SPSS INC.
                                  EXHIBIT INDEX


                                                                            Incorporation
Exhibit                                                                      by Reference
 Number                       Description of Document                      (if applicable)
-------                       -----------------------                      ---------------


   4.1    Certificate of Incorporation of SPSS.                              (a), Ex. 3.2
   4.2    By-Laws of SPSS.                                                   (a), Ex. 3.4
   4.3    Amended and Restated Rights Agreement, dated as of August 31,      (b), Ex. 4.2
          2004, by and between SPSS Inc. and Computershare Investor
          Services LLC, as Rights Agent.
   4.4    Indenture related to the 2.50% Convertible Subordinated Notes      (c), Ex. 4.1
          due 2012, dated as of March 19, 2007, between SPSS Inc. and
          LaSalle Bank National Association, as Trustee (including form of 2.50% Convertible Subordinated Notes due 2012).
   4.5    Registration Rights Agreement, dated as of March 19, 2007,         (c), Ex. 4.2
          between SPSS Inc. and Merrill Lynch, Pierce, Fenner & Smith
          Incorporated.
   5.1    Opinion of Mayer, Brown, Rowe & Maw LLP.*
  12.1    Statement of Computation of Ratio of Earnings to Fixed
          Charges.
  23.1    Consent of Grant Thornton LLP.
  23.2    Consent of KPMG LLP.
  23.3    Consent of Mayer, Brown, Rowe & Maw LLP.*
  24.1    Power of Attorney.*
  25.1    Form T-1, Statement of Eligibility of the Trustee under the
          Indenture.*



--------

(a) Previously filed with Amendment No. 2 to the Registration Statement on Form S-1 of SPSS Inc. filed on August 4, 1993 (File No. 33-64732).

(b) Previously filed with the Form 8-A12G/A of SPSS Inc. filed on August 31, 2004 (File No. 000-22194).

(c) Previously filed with the Current Report on Form 8-K dated March 19, 2007, filed on March 22, 2007 (File No. 000-22194).


   *    Previously filed.